SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Wendy’s International, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SHAREHOLDER
INFORMATION

Notice of 2002 Annual Meeting of Shareholders, Proxy
Statement, Financial Statements and Other Information

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
4
Approval of an Amendment to the Company’s Regulations Which Would Permit the Directors of the Company to Set the Number of Directors, and the Number of Directors in Each Class, Within a Specified Range

5	Election of Directors
9	Other Director Information and Committees of Directors
10	Audit Committee Report
11	Compensation of Management
11	Summary Compensation Table
12	Options Granted in Last Fiscal Year
13	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
13	Report of the Compensation Committee on Executive Compensation
16	Comparison of Five-Year Total Return For Wendy’s International, Inc., the Peer Group Index and the S&P 500 Index
18	Executive Agreements
19	Certain Transactions Involving Management
20	Approval of the Senior Executive Annual Performance Plan
23	Approval of an Amendment to the Company’s Regulations to Revise the Minimum Number of Directors Required on any Committee of the Board of Directors from Three to One
24	Independent Public Accountants
24	Other Matters
A-1	Annex A — Amended Section 2.02 of the Company’s Regulations
B-1	Annex B — Wendy’s International, Inc. Senior Executive Annual Performance Plan
C-1	Annex C — Amended Section 2.10 of the Company’s Regulations

Financial Statements and Other Information
AA-1	Management’s Review and Outlook
AA-11	Consolidated Statements of Income
AA-12	Consolidated Balance Sheets
AA-13	Consolidated Statements of Cash Flows
AA-14	Consolidated Statements of Shareholders’ Equity
AA-15	Consolidated Statements of Comprehensive Income
AA-16	Notes to the Consolidated Financial Statements
AA-28	Management’s Statement of Responsibility for Financial Statements, Report of Independent Accountants
AA-29	Officers and Directors
AA-30	Market for Common Stock and Related Stockholder Matters
AA-30	Selected Financial Data
AA-31	Safe Harbor Statement
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.
To approve an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range.

2.
To elect four Directors, each for a term of three years (or, if the amendment to Section 2.02 of the Regulations is not approved by shareholders, to elect five Directors, each for a term of three years).

3.	To approve the Senior Executive Annual Performance Plan.

4.	To approve an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.

5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 4, 2002 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

Again this year we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet or by telephone.

LEON M. McCORKLE, JR.
Secretary

Dublin, Ohio
March 5, 2002

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Wednesday, May 1, 2002, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” approval of an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range, “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”, “FOR” approval of the Senior Executive Annual Performance Plan, and “FOR” approval of an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitations. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 12, 2002.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is 106,716,810, and only shareholders of record at the close of business on March 4, 2002, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 4, 2002:

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common shares	Barrow, Hanley, Mewhinney &	10,350,790 (a)	9.7%
	Strauss, Inc.
	One McKinney Plaza
	3232 McKinney Avenue
	15th Floor
	Dallas, Texas 75204-2429
Common shares	Ronald V. Joyce	5,741,262	5.4%
	10 Blue Ridge Mountain Estates
	Calgary, Alberta T2M 4N4
	Canada
Common shares	FMR Corp.	5,615,681 (a) (b)	5.3%
	82 Devonshire Street
	Boston, Massachusetts 02109

(a)	As of December 31, 2001.

(b)
Fidelity Management and Research Company (“Fidelity”), a subsidiary of FMR Corp., is the beneficial owner of 4,945,972 common shares as the result of acting as investment advisor to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Included in that amount are 107,912 common shares resulting from the assumed conversion of $2.50 Term Convertible Securities, Series A, of Wendy’s Financing I beneficially owned by the Fidelity Funds. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 4,945,972 common shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 601,901 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 601,901 common shares owned by the institutional accounts, sole power to vote or direct the voting over 545,601 common shares owned by the institutional accounts, and no power to vote or direct the voting over 56,300 common shares owned by such accounts.

Strategic Advisors, Inc., a subsidiary of FMR Corp., provides investment advisory services to individuals. Strategic Advisors, Inc. does not have sole power to vote or to direct the voting of securities held for clients and has sole dispositive power over such securities. As such, FMR Corp’s beneficial ownership includes 1,708 common shares beneficially owned through Strategic Advisors, Inc.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the owner of 66,100 common shares and has the sole power to vote and to dispose of such common shares.

A partnership controlled by Edward C. Johnson 3d and members of his family own shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL stock. Mr. Johnson 3d is Chairman of FMR Corp. and FIL. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other beneficial ownership of securities owned by the other corporation. However, the shares beneficially owned by FIL are included in the amount listed in the table above.

Security Ownership of Management

The following table sets forth, as of March 4, 2002, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 11 of this Proxy Statement and by all Directors and Executive Officers as a group:

(1) Title of class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (a) (b)	(4) Percent of class
(All of these are	R. David Thomas (c)	2,233,197	2.1%
common shares.)	Kerrii B. Anderson	20,416	—
	Paul D. House	74,307.1%
	Ronald E. Musick	176,210.2%
	John T. Schuessler	149,623.1%
	Ernest S. Hayeck	10,050	—
	Janet Hill	10,750	—
	Thomas F. Keller	11,526	—
	William E. Kirwan (d)	400	—
	True H. Knowles	8,250	—
	David P. Lauer	196,933.2%
	Andrew G. McCaughey	9,250	—
	James F. Millar (e)	0	—
	James V. Pickett	79,256.1%
	Thekla R. Shackelford	26,684	—
	George Condos	54,705.1%
	Thomas J. Mueller	49,975	—
	All Directors and Executive Officers as a group (25 persons)	3,818,274	3.5%

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b)	Includes options exercisable within 60 days following March 4, 2002.

(c)
Mr. Thomas died on January 8, 2002. The shares listed for Mr. Thomas are owned by a trust for which Mr. Thomas was the beneficiary until his death, or by a trust for which Mrs. Thomas is the beneficiary.

(d)	Dr. Kirwan became a Director on February 20, 2001.

(e)	Mr. Millar became a Director on November 1, 2001.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S REGULATIONS WHICH WOULD PERMIT THE DIRECTORS OF THE COMPANY TO SET THE NUMBER OF DIRECTORS, AND THE NUMBER OF DIRECTORS IN EACH CLASS, WITHIN A SPECIFIED RANGE

Section 2.02 of the Company’s Regulations fixes the number of Directors at 15, divided into three classes consisting of 5 Directors each. The number of Directors and the number of Directors in each class can currently be changed only by a majority of the Company’s shareholders.

Under Ohio law, the number of Directors may be changed by the Directors if the articles or Regulations so provide. Neither the Company’s articles or Regulations currently provide for the Directors to change the number of Directors. The Board of Directors of the Company has approved, and recommends that the shareholders adopt, an amendment to Section 2.02 of the Regulations granting the Directors the authority to change the authorized number of Directors and the number of Directors in each class subject to the following limitations: (i) the Directors may not increase the number of Directors to more than 15; (ii) the Directors may not reduce the number of Directors to fewer than 11; and (iii) although the number of Directors in each class need not be uniform, no class may have fewer than 3 Directors.

The text of the proposed amended Section 2.02 is attached to this Proxy Statement as Annex A.

In 2001, the Board of Directors adopted Principles of Governance that set forth the philosophy, role and mission of the Board. According to the Principles:

“The Board’s goal is to be a strategic asset of the Company. It must constantly ensure that it has the right people, addressing the right issues with the right information.”

Boards of directors of most large public companies typically range in size from 8 to 16 individuals. While optimal board size varies from corporation to corporation, there is a growing consensus that smaller boards are often more cohesive and work more effectively than larger boards. According to the American Bar Association Section of Business Law’s Corporate Director’s Guidebook, there is:

“. . . an emerging consensus that, except perhaps in the very largest and most complex corporations, smaller boards (those with twelve or fewer members) function more effectively than larger boards. Directors serving on a smaller board have more opportunity to ask questions, exchange opinions, and otherwise participate in board deliberations. Larger boards may make effective participation by individual members more difficult.”

The Board of Directors agrees that board size is critical to its ability to be a “strategic asset” of the Company. The proposed amendment to Section 2.02 will afford the opportunity to reduce the size of the Board over time as Directors retire or elect not to stand for re-election. (As noted below under “Election of Directors,” if the proposed amendment is adopted, the Directors have fixed the number of Directors in the class to be elected this year at four.)

Notwithstanding the general desire to reduce the size of the Board, the Directors recognize that they may, on occasion, need to increase the size of the Board in order to add particular expertise or in connection with an acquisition–“the right people, addressing the right issues.” The Directors believe that the proposed amendment to Section 2.02 will give them this flexibility, which a permanent reduction in the size of the Board would not.

An effect of the proposed amendment is that the Directors may reduce the number of Directors in any class from five to three. Such a reduction in the number of Directors would increase the number of shares that would be necessary, when voted cumulatively, to elect a Director. This could make a change in control of the Company more difficult. The Company’s articles and Regulations contain other provisions which also could potentially make a change of control of the Company more difficult. These include: (i) classification of the Board of Directors into three classes so that each Director serves for three years, with one class being elected each year; (ii) a requirement for the affirmative vote of the holders of 75% of the voting power of the Company, unless recommended by at least  2/3 of the Board of Directors, in order to adopt new or amended articles or Regulations, approve certain mergers, consolidations, share issuances and asset sales, and approve the dissolution of the Company; and (iii) a requirement that the Directors consider, in connection with any proposal for the acquisition of the Company, the fairness of the proposal, its effect upon employees, franchisees, customers and suppliers and other similar factors.

In addition to these specific provisions, the Company has entered into the agreements with certain key executives described in this Proxy Statement under “Executive Agreements.”

Approval of the proposed amendment is being sought because Ohio law and the Regulations require approval of the shareholders for any amendment to the Regulations. If adopted by the shareholders, the proposed amendment would become effective immediately without any additional action by the Company.

The affirmative vote of the holders of not less than a majority of the Company’s outstanding shares is required to amend the Regulations. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present, and the effect of an abstention or non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO SECTION 2.02 OF THE COMPANY’S REGULATIONS. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the proposed amendment.

ELECTION OF DIRECTORS

If the proposed amendment to Section 2.02 of the Company’s Regulations is approved by shareholders, the Board of Directors has fixed the number of Directors in the class whose terms expire in 2005 at four, and designated the following nominees for election as Directors in this class:

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Thekla R. Shackelford	67	Owner / President, School Selection Consulting, Columbus, Ohio. Mrs. Shackelford is an educational consultant and served as President of the National Professional Association for Education Consultants from 1987 to 1988. Prior to 1987, she was Director of Development of the Buckeye Boys Ranch located in Columbus, Ohio. She currently is serving as Chair of the I KNOW I CAN and Project GRAD boards in Columbus, Ohio, and on the board of the Ohio State University Foundation. Mrs. Shackelford is the recipient of numerous awards for community service and educational achievements. (1)	1984

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John T. Schuessler	51	Chairman of the Board, Chief Executive Officer and President. Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He became Chief Executive Officer and President on March 16, 2000. He assumed his current position on May 1, 2001.	2000

Kerrii B. Anderson	44	Executive Vice President and Chief Financial Officer. Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company. (1)	2000

William E. Kirwan	64	President, The Ohio State University, Columbus, Ohio. Dr. Kirwan has been President of The Ohio State University since 1998. He had previously served as President of the University of Maryland for nine years. (1)	2001

If the amendment to Section 2.02 of the Company’s Regulations is not approved by shareholders, the Board of Directors has designated Mr. Ronald E. Musick as a nominee for election as a Director to serve a term of three years and until his successor is elected, in addition to the nominees listed above for election as Directors. Mr. Musick, age 61, has been an Executive Vice President of the Company since 1991, and a Director since 1987 (he was also a Director from 1970 to 1981). If the amendment to Section 2.02 is approved by shareholders, then Mr. Musick will not stand for re-election as a Director.

The following Directors will continue to serve after the 2002 Annual Meeting:

Terms Expiring in 2003

James V. Pickett	60	Chairman, The Pickett Realty Advisors Inc.; Principal, Stonehenge Financial Holdings, Inc., Dublin, Ohio. Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was also the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He became a Principal of Stonehenge Financial Holdings, Inc. on August 6, 1999. Stonehenge Financial Holdings, Inc. is an investment management firm. (1)	1982

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Thomas F. Keller	70	R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, Durham, North Carolina. Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996. He was also Dean of the Fuqua School of Business Europe from July 1, 1999 to June 30, 2001. (1)	1991
Andrew G. McCaughey	79
Former Chairman and Chief Executive Officer, Scott’s Hospitality Inc., Toronto, Ontario, Canada. Mr. McCaughey was Chairman and Chief Executive Officer of Scott’s Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott’s Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott’s Hospitality Inc. had been a Canadian franchisee operating both Wendy’s and Tim Hortons restaurants since 1987. A successor company to Scott’s Hospitality Inc. presently operates 13 franchised Wendy’s and 19 franchised Tim Hortons restaurants.

1997
David P. Lauer	59	Retired President and Chief Operating Officer, Bank One, Columbus, NA, Columbus, Ohio. Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001. (1)	2000

James F. Millar	54	President and Chief Operating Officer–Pharmaceutical Distribution and Medical Products, Cardinal Health, Inc., Dublin, Ohio. Mr. Millar has been President and Chief Operating Officer–Pharmaceutical Distribution and Medical Products of Cardinal Health, Inc. since 1987. Cardinal Health, Inc. provides products and services to healthcare providers and manufacturers.	2001

Terms Expiring in 2004

Ernest S. Hayeck	77	Retired Judge, Trial Court of Massachusetts. Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College.	1993

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Janet Hill	54	Vice President, Alexander & Associates, Inc., Washington, D.C. Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm. (1)	1994

True H. Knowles	64	Retired President and Chief Operating Officer, Dr Pepper Company, and Retired Executive Vice President, Dr Pepper/Seven-Up Companies, Inc., Dallas, Texas. Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995. (1)	1997

Paul D. House	58	President and Chief Operating Officer, The TDL Group Ltd., Oakville, Ontario, Canada. Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.	1998

______________

(1)
Mrs. Shackelford serves as a director of Fiserv Inc.; Mrs. Anderson serves as a director of M/I Schottenstein Homes, Inc. and Lancaster Colony Corporation; Dr. Kirwan serves as a director of Intimate Brands, Inc.; Mr. Pickett serves as a director of Metatec Corporation; Mr. Keller serves as a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., DIMON International and Biogen Inc.; Mr. Lauer serves as a director of AirNet Systems, Inc. and Metatec Corporation; Mrs. Hill serves as a director of The Progressive Corporation, Dean Foods Company and Nextel Communications, Inc.; and Mr. Knowles serves as a director of Cott Corporation.

One vacancy exists in the class of Directors whose terms expire in 2004 due to the death of Mr. Thomas on January 8, 2002.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Mmes. Shackelford and Anderson, and Messrs. Schuessler and Kirwan, as Directors of the Company, each to serve for a term of three years and until their successors are elected. If the amendment to Section 2.02 of the Company’s Regulations is not approved by shareholders, the persons named in the Proxy will, unless otherwise directed, also vote the Proxies for the election of Mr. Musick as a Director to serve for a term of three years and until his successor is elected. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above–mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION AND COMMITTEES OF DIRECTORS

A total of 10 meetings of the Board of Directors of the Company were held during 2001. No Director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director, except for Mrs. Hill, who was unable to attend three meetings held during a period of two days.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company’s 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company’s common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company’s third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

The Company’s website contains a description of its strategic plan, including the elements of the plan and the role of the Directors in the development, formulation and oversight for future performance and refinement of the plan.

The Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

The members of the Nominating and Corporate Governance Committee are Messrs. Pickett (Chair), Knowles, Lauer, Millar and Schuessler, and Mrs. Shackelford. The Committee met four times during 2001. Its function is to recommend candidates for membership to the Board of Directors. The Committee also discussed various corporate governance matters during 2001. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2003 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 12, 2002, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Mmes. Shackelford (Chair) and Hill, and Messrs. Kirwan, Knowles, McCaughey and Millar. Mr. Millar became a member of the Committee on February 6, 2002; therefore, his name does not appear on the Report of the Compensation Committee on Executive Compensation, which begins on page 13. The Compensation Committee met six times during 2001. The Compensation Committee’s function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company’s proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company’s stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

The members of the Audit Committee are Messrs. Keller (Chair), Hayeck, Lauer and Pickett. The Committee met 10 times during 2001. Its function is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the Company’s system of internal controls, the Internal Audit function, the annual independent audit of the Company’s financial statements, and the Company’s code of ethical conduct.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is “independent” within the meaning of applicable New York Stock Exchange rules. In 2001 the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which was attached as an appendix to the 2001 Proxy Statement.

In performing its responsibilities, the Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

Audit Fees

The aggregate fees for the audit of the Company’s annual consolidated financial statements for the most recent fiscal year and the reviews of the consolidated financial statements included in the Company’s Forms 10-Q were $587,200.

Financial Information Systems Design and Implementation Fees

There were no fees for professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by PricewaterhouseCoopers LLP for the most recent fiscal year.

All Other Fees

The aggregate fees for services rendered by PricewaterhouseCoopers LLP, other than the services covered in the two preceding paragraphs, for the most recent fiscal year were $1,497,950.

The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2001 were income tax compliance and planning services, accounting services in connection with the Company’s Senior Notes offering, and benefit plan audits. The Audit Committee considered whether the provision of services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Re	spectfully submitted,

Au	dit Committee
Th	omas F. Keller, Chair
Ern	est S. Hayeck
Da	vid P. Lauer
Jam	es V. Pickett

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and principal position	Year	Salary ($)	Bonus ($)	Securities underlying options (#)	All other compensation ($) (1)
John T. Schuessler,	2001	790,481	1,716,800	214,181	154,779
Chairman of the Board,	2000	627,303	1,343,716	270,220	57,620
Chief Executive Officer	1999	293,096	490,816	39,942	21,032
and President (2)
R. David Thomas,	2001	1,051,920(4)	858,400	125,305	26,652
Senior Chairman of the	2000	999,251(4)	792,000	125,407	20,490
Board and Founder (3)	1999	927,970(4)	726,000	123,870	24,786
Kerrii B. Anderson,	2001	333,970	858,400	60,373	18,474
Executive Vice	2000	199,692	300,000	55,000	0
President and Chief	1999	N/A	N/A	N/A	N/A
Financial Officer (5)
Thomas J. Mueller,	2001	315,798	670,639	62,224	94,121
President and Chief	2000	238,889	486,346	65,470	44,737
Operating Officer-	1999	206,577	355,777	22,324	16,308
North America (6)
George Condos,	2001	313,731	486,494	40,964	75,807
Executive Vice	2000	303,038	523,116	40,909	21,681
President	1999	288,096	489,503	39,928	12,828

(1)
The amounts shown in this column for each named Executive Officer consist of (i) executive health insurance premiums paid by the Company for coverage for the named Executive Officers of $3,173 per person for each year (except that the premium paid for Mr. Thomas was $5,229 for each year, and no premiums were paid for Mrs. Anderson); and (ii) contributions or other allocations to the Company’s Profit Sharing and Savings Plan, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Profit Sharing and Savings Plan			SERP Allocations
Name	2001	2000	1999	2001	2000	1999
Mr. Schuessler	$5,808	$2,375	$2,469	$145,798	$52,072	$15,390
Mr. Thomas	$2,408	$2,375	$2,469	$ 19,015	$12,886	$17,088
Mrs. Anderson	$2,585	$ 0	$ N/A	$ 15,889	$ 0	$ N/A
Mr. Mueller	$9,208	$2,375	$ 0	$ 81,740	$39,189	$13,135
Mr. Condos	$9,208	$2,375	$2,469	$ 63,426	$16,133	$ 7,186

(2)
Mr. Schuessler was President and Chief Operating Officer, U.S. Operations, until March 16, 2000, at which time he was named Chief Executive Officer and President. He assumed his current position on May 1, 2001.

(3)	Mr. Thomas died on January 8, 2002.

(4)
The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company’s television and radio commercials (the “Advertising Payments”) in the amounts of $324,362, $306,763 and $269,849 in 2001, 2000 and

1999, respectively. Mr. Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” (which begins on page 13).

(5)	Mrs. Anderson joined the Company on September 1, 2000 in her current position.

(6)	Mr. Mueller joined the Company as a Senior Vice President effective June 29, 1998. He assumed his current position on May 1, 2000.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

OPTIONS GRANTED IN LAST FISCAL YEAR

Individual Grants
Name	Number of securities underlying options granted (#) (1)	% of total options granted to employees in fiscal year	Exercise price ($/share) (2)	Expiration date	Grant date present value $ (3)
John T. Schuessler	214,181	7.36%	$26.74	7/31/11	$1,749,195
R. David Thomas	125,305	4.31%	$26.74	1/08/03	$1,023,353
Kerrii B. Anderson	60,373	2.07%	$26.74	7/31/11	$ 493,060
Thomas J. Mueller	62,224	2.14%	$26.74	7/31/11	$ 508,177
George Condos	40,964	1.41%	$26.74	7/31/11	$ 334,549

(1)
25% of the options listed in this column become exercisable on August 1, 2002. An additional 25% become exercisable on each successive August 1. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s various stock option plans. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer’s employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2)	The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3)
All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .338463; risk-free rate of return 4.355%; dividend yield .9266%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company’s common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Schuessler	61,446	689,772	90,736	444,963	344,938	2,792,415
R. David Thomas (3)	0	N/A	870,601	307,739	8,328,602	1,633,390
Kerrii B. Anderson	0	N/A	13,750	101,623	99,963	467,724
Thomas J. Mueller	0	N/A	43,779	127,906	302,051	768,192
George Condos	86,992	727,776	52,021	99,757	76,777	529,636

(1)	All values as shown are pre-tax.

(2)	Based on the fiscal year-end closing price of $29.52 per share.

(3)	All of Mr. Thomas’ options became exercisable as a result of his death on January 8, 2002.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 1 to the Summary Compensation Table (see page 11). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect since January 1, 2001, each participant is credited with a basic benefit determined by years of service. The Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $200,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated (except for Mr. Thomas) annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $80,652; R. David Thomas, $234,696; Kerrii B. Anderson, $25,507; Thomas J. Mueller, $20,929; and George Condos, $95,708. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65 (except that the annual benefit for Mr. Thomas is calculated using his age as of his date of death).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link between the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2001 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Peer Group Index” shown on the graph on page 17. The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

The Company had three cash bonus plans which applied to Executive Officers for the 2001 fiscal year. Under the Senior Executive Earnings Maximization Plan (the “SEEMP”) (which Messrs. Schuessler and Thomas, and Mrs. Anderson, participated in during fiscal 2001), and the Earnings Maximization Plan (the “EMP”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified earnings per share and return on assets goals for the year. The goals for the SEEMP and EMP were established in 1998 and increase annually. Annual incentive compensation opportunities for these plans are targeted at the 75th percentile of competitive data. Under the Management Incentive Plan (the “MIP”), 2001 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year. Annual incentive compensation opportunities for this plan are targeted at the 50th percentile of competitive data. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant’s base salary and the targeted bonus percentage applicable to such employee’s grade (which ranged from 12% to 35% of base salary). For 2001 the Company attained between 85.0% and 99.9% of its earnings per share goal and between 90.0% and 94.9% of its return on assets goal. The participants in the SEEMP were not eligible to participate in the EMP or the MIP.

MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES

E A R N I N G S	% Attainment

	120.0%+	75.00%	112.50%	135.00%	142.50%	150.00%	157.50%	165.00%	187.50%	225.00%

	110.0%-119.9%	62.50%	93.75%	112.50%	118.75%	125.00%	131.25%	137.50%	156.25%	187.50%

	100.0%-109.9%	50.00%	75.00%	90.00%	95.00%	100.00%	105.00%	110.00%	125.00%	150.00%

P E R	85.0%-99.9%(1)	37.50%	56.25%	67.50%	71.25%	75.00%	78.75%	82.50%	93.75%	112.50%

	80.0%-84.9%	25.00% (2)	37.50%	45.00%	47.50%	50.00%	52.50%	55.00%	62.50%	75.00%
S H A R E	% Attainment	80.0%-84.9%	85.0%-89.9%	90.0%-94.9%(1)	95.0%-99.9%	100.0%-104.9%	105.0%-109.9%	110.0%-114.9%	115.0%-119.9%	120.0%+

	RETURN ON ASSETS

(1)	Indicates percentage of attainment applicable for fiscal year 2001.

(2)	Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although two of the cash incentive award programs have a longer-term orientation, since the annual financial performance goals were established in 1998 and specified through fiscal 2003). Award opportunities under the stock option program for 2001 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 17. Options are exercisable at not less than 100% of the fair market value of the Company’s common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company’s stock price has changed since the previous year’s option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He had previously served as President and Chief Operating Officer, U.S. Operations of the Company. Mr. Schuessler was named Chairman of the Board, Chief Executive Officer and President on May 1, 2001.

Mr. Schuessler’s base salary for 2001 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s performance since being named Chief Executive Officer and President, and the Company’s performance under his leadership.

An annual cash incentive award was payable under the SEEMP to Mr. Schuessler only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. The payment to Mr. Schuessler for 2001 was based on the extent to which the 2001 goals were achieved. 68.5% of Mr. Schuessler’s cash compensation for 2001 was incentive pay. Since the incentive award increased as the Company’s performance increased, and decreased if the specified goals were not met, Mr. Schuessler’s cash compensation was significantly affected by the Company’s performance. Mr. Schuessler did not participate in the EMP or the MIP.

Long-term incentives in the form of stock options were granted to Mr. Schuessler in 2001. Stock options were granted at 100% of the fair market value of the Company’s common shares on August 1, 2001, the date of grant. Options serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since Mr. Schuessler will not realize a benefit unless and until the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler and competitive practices in determining the number of options to grant in 2001. The number of options granted in 2001 to Mr. Schuessler was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chairman of the Board, Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Re	spectfully submitted,

Co	mpensation Committee
Th	ekla R. Shackelford, Chair
Jan	et Hill
Wi	lliam E. Kirwan
Tru	e H. Knowles
An	drew G. McCaughey

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the “Peer Group Index”). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
FOR WENDY’S INTERNATIONAL, INC.,
THE PEER GROUP INDEX(2) AND THE S&P 500 INDEX

	1996	1997	1998	1999	2000	2001

WEN	$100.00	118.69	108.81	104.80	134.24	150.56

PEER GROUP INDEX	100.00	111.01	170.26	165.22	159.52	147.28

S&P 500 INDEX	100.00	133.23	171.07	205.77	184.90	160.79

(1)	Assumes $100 invested on December 31, 1996, in Wendy’s International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)
The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and Tricon Global Restaurants, Inc. This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 11) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself without good reason (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his employment was terminated, he will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Internal Revenue Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by such key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

A trust for the benefit of Paul D. House and his wife is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 12 years. The amount of rent paid by such subsidiary to the corporation in 2001 was the Canadian dollar equivalent of $35,517 (the exchange rate used for all Canadian dollar equivalents in this section is 1.5486 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

On October 18, 2001, the Company agreed to purchase 9,708,738 exchangeable shares of WENTIM, LTD., a subsidiary of the Company, which shares were exchangeable into 9,708,738 common shares of the Company, from Ronald V. Joyce and entities wholly owned by Mr. Joyce. The purchase price per share was $25.75, a 3% discount to the closing price of the Company’s common shares on October 18. The transaction reduced the Company’s shares outstanding by 9,708,738.

As part of the transaction, Mr. Joyce retired from service as a Director of the Company and as an officer and director of several subsidiaries of the Company.

Mr. Joyce continues to own 5,741,262 exchangeable shares. As part of the transaction, the date by which those shares must be exchanged into common shares of the Company under the existing agreements with the Company was changed from December 29, 2005, to January 2, 2003. Mr. Joyce also agreed to reduce the number of registrations he can demand under the existing Registration Rights Agreement with the Company with respect to the remaining exchangeable shares from eight to two.

The agreement with Mr. Joyce also terminated his employment agreement with one of the subsidiaries of the Company and provided for Mr. Joyce’s availability as a consultant regarding employee and franchisee relationships and related operations, appearances at meetings and special events, and the continued use of Mr. Joyce’s name and likeness, in consideration of a cash payment of $5,737,704.92 ($3,500,000 plus Alberta and Canadian federal taxes). The agreement was the result of an arms-length negotiation between the Company and Mr. Joyce.

Mr. Joyce has interests in three real properties which are leased to a subsidiary of the Company. Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario to a subsidiary of the Company. The remaining term of the lease is 12 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $58,118 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2001 was the Canadian dollar equivalent of $68,136. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario to a subsidiary of the Company. The remaining term of the lease is 10 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $45,203 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2001 was the Canadian dollar equivalent of $91,648. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

A trust for the benefit of Mr. Joyce’s children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario to a subsidiary of the Company. The remaining term of the lease is 12 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $23,247 per year or 9% of sales. The amount of rent paid by the subsidiary of the Company under this lease in 2001 was the Canadian dollar equivalent of $59,615. This lease commenced in early 1994, nearly two years before the Share Purchase Agreement between the Company and Mr. Joyce was executed.

Pursuant to an employment agreement between Mr. Joyce and a subsidiary of the Company which was negotiated and executed in connection with the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, a subsidiary of the Company agreed to reimburse Mr. Joyce for reasonable overhead costs associated with the use of his aircraft for business purposes of the Company and its subsidiaries. The total amount paid to corporations owned by Mr. Joyce for air transportation services provided in 2001 was the Canadian dollar equivalent of $337,223. In the opinion of the Company, the payments for air transportation services made to these corporations were less than the Company and its subsidiaries would have paid for comparable services from unrelated third parties.

Jack C. Whiting is the sole member of JAM Restaurants, LLC (“JAM”) and Mr. Whiting and his wife are the sole members of Whitland Properties, LLC (“Whitland”). Mr. Whiting and JAM own the right to operate seven Wendy’s Old Fashioned Hamburgers restaurants in the Columbus, Ohio area under Unit Franchise Agreements with the Company. Whitland acquired six of the restaurants from the Company on June 22, 2001 for $5.6 million in cash. The seventh restaurant, which was under construction at the time the transaction was consummated, was leased to Whitland for 9% of sales. Whitland has the option to purchase this restaurant during the second through the seventh lease years at the price of $1.44 million. Mr. Whiting was a Senior Vice President of the Company until Whitland acquired the restaurants from the Company. In the opinion of the Company, the terms of the franchise and the disposition transaction were no less favorable than the Company could have obtained from unrelated third parties.

APPROVAL OF THE SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

The Compensation Committee has adopted, subject to the approval of the Company’s shareholders, the Senior Executive Annual Performance Plan, which, if approved, will replace the Senior Executive Earnings Maximization Plan, which was in place for fiscal years 1999 through 2001.

The material terms of the plan, including the performance goals, are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the Senior Executive Annual Performance Plan, which is included as Annex B to this Proxy Statement.

Purpose of Plan

The purpose of the plan is to enhance the Company’s ability to attract, motivate, reward and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation, in the form of cash awards based on the achievement of stated performance objectives of the Company and/or its operating units.

Administration

The plan will be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan (the “Committee”). The Committee consists entirely of “outside directors” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Code. The Committee has full authority to establish and interpret rules and regulations relating to the plan, to select plan participants, to determine the performance objectives and corresponding award opportunities for each participant, to approve all the awards and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the plan.

Eligibility

Generally, all of the officers of the Company and its subsidiaries are eligible to participate in the plan for any fiscal year. However, participation is limited to those officers selected each fiscal year by the Committee. The Company and its subsidiaries currently have 96 officers. Two officers have been designated as participants in the plan for the 2002 fiscal year.

Determination of Performance Goals and Awards

For each fiscal year, the Committee will determine the performance objectives and the corresponding award opportunities for each participant. Performance objectives may be expressed in terms of (i) earnings per share, (ii) return on assets, (iii) return on invested capital, (iv) revenue, (v) operating income, (vi) cash flow, (vii) total shareholder return or (viii) any combination of the foregoing. Performance objectives may be expressed as a combination of Company and/or operating unit performance objectives, may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Generally, a participant earns an award for a fiscal year based on the Company’s and/or the applicable operating unit’s achievement of the applicable performance objectives. However, the Committee may in its sole discretion decrease (but not increase) the amount of an award that would otherwise be payable to a participant. The maximum award any participant may receive for any fiscal year is $5 million.

Adjustments

The Committee may, to the extent permitted under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder without adversely affecting the treatment of the award as “performance-based compensation,” provide for the manner in which performance will be measured against the performance objectives or adjust the performance objectives to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

Payment of Awards

As soon as practicable after the close of a fiscal year and prior to the payment of an award, the Committee will review the Company’s and/or operating units’ performance and certify in writing the extent to which the applicable performance objectives have been achieved. Generally, each award to the extent earned is paid in a single lump sum cash payment as soon as practicable following the Committee’s certification, although a participant may elect to defer all or a portion of an award if permitted by a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries (provided that the deferral does not adversely affect the treatment of the award as performance-based compensation). Generally, no award is payable to a participant unless the participant is employed by the Company or one of its subsidiaries on the payment date. However, if a participant’s employment is terminated by reason of the participant’s death, disability or retirement after age 55 with 10 years of continuous service with the Company, the participant will be entitled to a pro-rata portion of the award otherwise payable for that year.

Upon a “change in control” (as defined in the plan) of the Company, the minimum award payable to each participant for the year in which the change in control occurs will be the greatest of (i) the award or bonus paid to the participant for the prior year, (ii) the award amount payable assuming the target level of the performance objectives is achieved, and (iii) the award that would be payable based on the Company’s actual performance through the date of the change in control.

In addition, if following a change in control and prior to the payment of awards for the fiscal year in which the change in control occurs, a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the plan), the participant will be entitled to the award otherwise payable for the fiscal year had the participant remained employed with the Company through the payment date of awards for such year. Further, if a participant’s employment is terminated without cause prior to a change in control, but the participant can reasonably demonstrate that the termination arose in connection with, or in anticipation of, a change in control, the termination will be treated as if it occurred after a change in control, if a change in control actually occurs.

Amendment and Termination

The Committee may amend or terminate the plan at any time, other than through and including the fiscal year in which a change in control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (ii) otherwise in connection with a change in control. In addition, no amendment or termination may affect any award made under the plan prior to such amendment or termination.

Certain Federal Income Tax Consequences

For federal income tax purposes, the amount of an award under the plan generally will be includable in income by the recipient and deductible by the Company. Section 162(m) of the Code generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year. Section 162(m), however, does allow a deduction for payments of “performance-based compensation”, the material terms of which have been disclosed to and approved by shareholders. The Company has structured the plan with the intention that compensation paid under it (other than in connection with a change in control of the Company) will be qualified “performance-based compensation” under Section 162(m) of the Code and will be deductible. To qualify, the Company is seeking shareholder approval of the plan.

Under certain circumstances, the payment of an award under the plan in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the recipient may be subject to a 20% excise tax and the Company may be denied a tax deduction. If the executive is a party to a Key Executive Agreement (described beginning on page 18), however, the Company would be obligated under that Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax, equals the excise tax.

The amounts that will be received by each individual or group listed below under the plan cannot be determined at this time. The following table sets forth the amounts which would have been received by each individual or group for the last completed fiscal year if the plan had been in effect instead of the principal bonus plan in which the individuals actually participated in such fiscal year, and the amounts which each individual or group would receive for the 2002 fiscal year under the plan if the Company achieves its target performance objectives in 2002. Amounts paid under the plan for the 2002 fiscal year would increase if the Company exceeds its target performance objectives, and would decrease if the Company does not achieve its target performance objectives. No bonuses would be paid under the plan if the Company does not achieve threshold performance objectives.

Name of Individual or Group	Amount Which Would Have Been Received or Allocated for 2001 (1)	Amount to be Received or Allocated for 2002 if Company Achieves Target Performance Objectives
John T. Schuessler, Chairman of the Board, Chief Executive Officer and President	$0	$1,725,000
R. David Thomas, Senior Chairman of the Board and Founder	$0	(2)
Kerrii B. Anderson, Executive Vice President and Chief Financial Officer	$0	$ 862,500
Thomas J. Mueller, President and Chief Operating Officer - North America	Not a participant in the plan	Not a participant in the plan
George Condos, Executive Vice President	Not a participant in the plan	Not a participant in the plan
All Current Executive Officers as a Group	$0	$2,587,500

(1)	Based on the Company’s actual diluted earnings per share and return on assets achieved in 2001 and the performance objectives and corresponding award opportunities established for 2002.

(2)	Mr. Thomas died on January 8, 2002.

No other employees or non-employee Directors would have received benefits or allocations under the plan if it had been in effect for the last completed fiscal year, or will receive benefits or allocations under the plan for the 2002 fiscal year if the Company achieves its target performance objectives in 2002.

The affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the meeting is necessary to approve the plan. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the plan.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S REGULATIONS TO REVISE THE MINIMUM NUMBER OF DIRECTORS REQUIRED ON ANY COMMITTEE OF THE BOARD OF DIRECTORS FROM THREE TO ONE

Section 2.10 of the Company’s Regulations provides for the creation by the Directors of committees of Directors, each to consist of not less than three Directors. The requirement that at least three Directors serve on all committees was mandated by Ohio law in effect at the time the Regulations were adopted. In 1998, however, Ohio law was amended to permit committees of as few as one Director. The Board of Directors of the Company has approved, and recommends that the shareholders adopt, an amendment to Section 2.10 to reflect this change in Ohio law and to permit committees of one or more Directors. The text of the proposed amended first paragraph of Section 2.10 is attached to this Proxy Statement as Annex C.

Virtually all boards of directors of large publicly-owned companies operate with a committee structure to permit the board to address certain key areas in more depth than may be possible in a full board meeting. The number and size of committees varies widely from corporation to corporation and industry to industry.

The Board of Directors believes that committee assignments should reflect each Director’s experience, talent and interests, and no Director should be asked to serve on a committee simply because there is a requirement that three Directors serve on every committee. The Board of Directors believes that the composition of each committee should be appropriate to its purpose and that the proposed amendment will give it the flexibility to create smaller committees when appropriate. The Board of Directors also believes that smaller committees are sometimes more able to respond quickly than larger committees, particularly committees whose members are widely spread geographically, which can be useful when action is required between regularly scheduled meetings.

Approval of the proposed amendment is being sought because Ohio law and the Regulations require approval of the shareholders for any amendment to the Regulations. If adopted by the shareholders, the proposed amendment would become effective immediately without any additional action by the Company.

The affirmative vote of the holders of not less than a majority of the Company’s outstanding shares is required to amend the Regulations. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present, and the effect of an abstention or non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO SECTION 2.10 OF THE COMPANY’S REGULATIONS. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the proposed amendment.

INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. PricewaterhouseCoopers LLP or one of its constituent firms has audited the Company’s financial statements for each of the last 32 years. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2003, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 12, 2002. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals Other Than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2003, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 26, 2003, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

LEON M. McCORKLE, JR.
Secretary

Annex A
Section 2.02.    Number of Directors and Term of Office.
(A)     Until changed in accordance with law, the authorized number of directors of the Company shall be fifteen, divided into three classes consisting of five directors each. The election of each class of directors shall be a separate election. At each Annual Meeting, directors shall be elected to succeed the directors of the class whose terms shall expire in that year, and each director so elected shall hold office for a term of three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

(B)     The number of authorized directors, and the number of authorized directors in each class, may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present by the affirmative vote of the holders of not less than a majority of the shares which are represented at the meeting, in person or by proxy, and entitled to vote on such proposal.

(C)     The directors may change the authorized number of directors, in which case the directors shall determine the number of directors to be added or subtracted, as the case may be, from each class of directors, and the effect of such increase or decrease on each class need not be uniform; provided, however, that the directors may not (i) increase the number of directors to more than fifteen, (ii) reduce the number of directors to fewer than eleven nor (iii) reduce the number of directors of any class to fewer than three.

(D)     If the directors increase the authorized number of directors, each additional director so authorized shall create a vacancy in the board that may be filled as provided for in the Regulations. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

A-1

Annex B
WENDY’S INTERNATIONAL, INC.

SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

1.     Purpose.   The purpose of the Senior Executive Annual Performance Plan (the “Plan”) is to enhance the ability of Wendy’s International, Inc. (the “Company”) and its subsidiaries to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company and/or its Operating Units.

2.     Administration.   The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Performance Objectives of the Company and/or Operating Units and corresponding Award opportunities for each Participant for each fiscal year, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of any Award payable to a Participant that would otherwise be payable pursuant to the terms of the Plan but may in its sole discretion decrease the amount of an Award that would otherwise be payable to a Participant pursuant to the terms of the Plan, and provided, further, that the Committee shall only exercise such discretion over the Plan and the Awards granted thereunder to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Awards as Performance-Based Compensation. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, its stockholders and the Participants and their beneficiaries.

3.     Eligible Officers.   Generally, all Officers are eligible to participate in the Plan for any fiscal year. However, participation shall be limited to those Officers selected by the Committee to participate in the Plan for each fiscal year in accordance with Section 4.

4.     Determination of Awards.   For each fiscal year, the Committee shall establish in writing by the earlier of (i) the date on which one-quarter of the fiscal year has elapsed or (ii) the date which is 90 days after the commencement of the fiscal year, and in any event while performance relating to Performance Objectives remains substantially uncertain, the Officers who shall be Participants during such fiscal year, the Performance Objectives and the corresponding Award opportunities for each Participant for the fiscal year, including the extent to which Awards will be payable for performance between each level of the Performance Objectives. The Committee may determine that different Performance Objectives are applicable to different Participants with respect to a specific fiscal year. The Company shall notify each Participant of the applicable Performance Objective for such Participant and his or her corresponding Award opportunities for each fiscal year. The maximum Award any Participant may receive for any fiscal year is $5 million.

5.     Payment of Awards.   As soon as practicable after the close of a fiscal year and prior to the payment of any Award, the Committee shall review the Company’s and/or Operating Units’ performance and certify in writing the extent to which the applicable Performance Objectives have been achieved. Each Award to the extent earned shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following the Committee’s certification described in the preceding sentence. Notwithstanding the foregoing, a Participant may elect to defer all or a portion of any Award otherwise payable in accordance with this Section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries, provided that such deferral does not adversely affect the treatment of the Award as Performance-Based Compensation.

6.     Termination of Employment.   No Award for a fiscal year shall be payable to any Participant unless he or she is employed by the Company or one of its subsidiaries on the payment date for Awards payable in respect of the fiscal year, unless the Participant’s employment was terminated because of his or her (i) death, (ii) disability or (iii) retirement after attaining age 55 and the completion of 10 years of continuous service with the Company, in which event the Participant will be entitled to a pro-rata portion (which shall be 100% if such termination occurs after the end of the fiscal year and prior to the payment date) of the Award otherwise payable in respect of that fiscal year, subject to the Committee’s discretion in the first proviso of Section 2 hereof.

7.     Change in Control.   Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control of the Company, the following provisions shall apply:

(i)     The minimum Award payable to each Participant in respect of the fiscal year in which the Change in Control occurs shall be the greatest of:

(A)     the Award or other annual bonus paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;

(B)     the Award amount that would be payable to the Participant assuming that the Company achieved the target level of the Performance Objectives for such fiscal year; and

(C)     the Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Objectives for such fiscal year through the date of the Change in Control.

(ii)     Notwithstanding anything to the contrary contained herein, in the event that following the date of a Change in Control and prior to the payment date for Awards payable in respect of the fiscal year in which the Change in Control occurs a Participant’s employment is terminated by the Company and its subsidiaries without Cause or by the Participant for Good Reason, such Participant shall be entitled to receive the Award otherwise payable pursuant to the terms of the Plan in respect of that fiscal year as if he or she had remained in the employ of the Company through the payment date for Awards payable in respect of such fiscal year.

(iii)     If a Participant’s employment is terminated by the Company and its subsidiaries without Cause prior to the date of a Change in Control but the Participant reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

8.     Adjustments.   The Committee may, at the time Performance Objectives are determined for a fiscal year, or at any time prior to the final determination of Awards in respect of such fiscal year to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

9.     Designation of Beneficiary.   In the event of a Participant’s death prior to full payment of any Award hereunder, unless such Participant shall have designated a beneficiary or beneficiaries in accordance with this Section 9, payment of any Award due under the Plan shall be made to the beneficiary or beneficiaries designated by the Participant under the Company’s basic life insurance program, or if no beneficiary has been designated under the basic life insurance program, the Participant’s designated beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate. A beneficiary designation under this Plan, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Benefits Department of the Company. If a beneficiary has been designated under this Plan and such beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate.

10.    Amendment or Termination.  The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any Award made under the Plan prior to that time; and provided further, however, that the Plan may not be amended or terminated through and including the fiscal year in which a Change in Control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, in either case provided a Change in Control shall actually have occurred.

11.    Miscellaneous Provisions

(a)    Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Officer or any Participant any right to be retained in the employ of the Company or any of its subsidiaries.

(b)    A Participant’s rights and interests under the Plan may not be assigned or transferred, except as provided in Section 9, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c)    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)    The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)    Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its subsidiaries or to remove the individual from the employment of the Company or any of its subsidiaries at any time, all of which rights and powers are expressly reserved.

(f)    The adoption of the Plan is subject to the approval of the shareholders of the Company.

12.    Definitions.

(a)    “Award” shall mean the cash incentive award earned by a Participant under the Plan for any fiscal year.

(b)    “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and/or any of its subsidiaries and received by the Participant during the applicable fiscal year. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) imputed income from such programs as executive life insurance, or (v) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Sections 125 or 401(k) of the Code or pursuant to any nonqualified deferred compensation plan or agreement.

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Cause” shall mean the termination of a Participant’s employment by reason of the Board’s good faith determination that the Participant (a) willfully and continually failed to substantially perform his or her duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties and such failure substantially to perform continues for at least fourteen (14) days, or (b) has willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (c) has otherwise materially breached the terms of his or her employment agreement with the Company, if applicable (each, an “Employment Agreement”) (including, without limitation, a voluntary termination of the Participant’s employment by the Participant during the term of such Employment Agreement). No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Participant’s employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this definition and specifying the particulars thereof in detail, and (2) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of Participant’s counsel).

(e)    “Change in Control” shall mean the occurrence during the term of the Plan of:

(i)    An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (B) the Company or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)    The individuals who, as of the date the Board adopted the Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)    The consummation of:

(A)    A merger, consolidation or reorganization with or into the Company or a Subsidiary, or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

(1)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger,

(2)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

(3)    no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(B)    A complete liquidation or dissolution of the Company; or

(C)    The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increase the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)    “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein. The Committee shall consist of at least two (2) members, each of whom shall be an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code; provided, however, that for purposes of this sentence, if one or more members of the Committee is not an “outside director” and each member that is not an “outside director” recuses himself or herself or abstains from voting, with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

(h)    “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions without the Participant’s express written consent:

(i)    a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, does not represent a promotion from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him or her to any of such positions, except in connection with the termination of his or her employment for disability, for Cause, as a result of his or her death or by the Participant other than for Good Reason;

(ii)    a reduction by the Company in the Participant’s Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time, or a failure to increase Participant’s Base Salary as of his or her established annual salary review date in any calendar year by a percentage at least as great as the annual increase in the Consumer Price Index for All Urban Consumers and for All Items most recently published by the United States Bureau of Labor Statistics prior to such salary review date;

(iii)    the Company’s requiring the Participant to be based at any place outside a 30-mile radius from the Participant’s business office location immediately prior to the Change in Control, except for reasonably required travel on Company business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)    the failure by the Company to continue to provide the Participant with compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under the Participant’s Employment Agreement, if applicable, and those provided to him or her under any of the employee benefit plans in which the Participant becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her at the time of the Change in Control;

(v)    any material breach by the Company of any provision of the Participant’s Employment Agreement with the Company, if applicable; and

(vi)    the failure of the Company to notify the Participant within the 30-day period following any transfer of business and assets to any other person by merger, consolidation, sale of assets or otherwise, that the Company has obtained a satisfactory agreement from a successor or assign of the Company to assume and agree to perform the Participant’s Employment Agreement.

(i)    “Officer” shall mean any officer of the Company or any of its subsidiaries.

(j)    “Operating Unit”, for any fiscal year, shall mean a division, Company subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

(k)    “Participant”, for any fiscal year, shall mean an Officer selected by the Committee to participate in the Plan for such fiscal year.

(l)    “Performance-Based Compensation” shall mean “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(m)    “Performance Objectives”, for any fiscal year, shall mean one or more financial performance objectives of the Company and/or Operating Unit(s) established by the Committee in accordance with Section 4, which may include threshold Performance Objectives, target Performance Objectives and maximum Award Performance Objectives. Performance Objectives may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return or any combination thereof. Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s) Performance Objectives and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Annex C

Section 2.10.    Committees of the Directors.  The directors may create one or more committees of directors, each to consist of not less than one director, and may authorize the delegation to such committees any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in any committee of the directors.

C-1

FINANCIAL STATEMENTS
AND OTHER INFORMATION

Management’s Review and Outlook	AA-1

Consolidated Statements of Income	AA-11

Consolidated Balance Sheets	AA-12

Consolidated Statements of Cash Flows	AA-13

Consolidated Statements of Shareholders’ Equity	AA-14

Consolidated Statements of Comprehensive Income	AA-15

Notes to the Consolidated Financial Statements	AA-16

Management’s Statement of Responsibility for Financial Statements, Report of Independent Accountants	AA-28

Officers and Directors	AA-29

Market for Common Stock and Related Stockholder Matters	AA-30

Selected Financial Data	AA-30

Safe Harbor Statement	AA-31

Wendy’s International, Inc. and Subsidiaries

Management’s Review and Outlook

RESULTS OF OPERATIONS

2001 Overview

For Wendy’s International, Inc. (the Company), 2001 was a year of progress and change. The Company delivered quality earnings and a solid overall performance in a challenging economic environment. Systemwide sales, which includes sales of both franchise and company operated restaurants, increased 7.8% to a record $8.3 billion. Same-store sales increased at company operated and franchised domestic Wendy’s (2.5%), Canadian Tim Hortons (7.8% in Canadian dollars) and U.S. Tim Hortons (7.7%). Consolidated revenues, which do not include sales in franchise restaurants, increased 6.9% to a record $2.4 billion. In addition, new restaurant development continued, concentrated in our core markets of Wendy’s in North America and Tim Hortons (Hortons) in Canada.

In 2001, the Company implemented a strategic plan that reinforces the Company’s long-term core values and focuses on the long-term success of the Company. Significant accomplishments in 2001 included:

•
In an effort to prioritize projects and key initiatives that will produce a high return on investment, the Company began a rollout of its New Store Systems in its Wendy’s restaurants. The New Store Systems are expected to significantly improve the overall service in the restaurants, increase the quality and quantity of information to the restaurants, and enhance the Company’s competitive position.

•
As part of the Company’s goal to proactively manage the balance sheet, a $500 million universal shelf registration statement filing was completed, of which $200 million was issued in a senior notes offering. The Company also repurchased 11.3 million common and exchangeable shares for $287.3 million. Since 1998, the Company has repurchased a total of 33.1 million shares for $778.6 million.

•
The Company formed a joint venture with IAWS Group/Cuisine de France to build a manufacturing facility in Canada to produce par-baked goods for Tim Hortons. In addition, the Company opened a second Wendy’s bakery in the U.S. to supply additional domestic restaurants with sandwich buns.

•	In 2001, the Company opened 535 new restaurants systemwide. These openings included 334 Wendy’s restaurants and 201 Hortons restaurants.

The Company reported diluted earnings per share (EPS) of $1.65 in 2001, $1.44 in 2000 and $1.32 in 1999. Year 2000 earnings were reduced by $11.5 million after tax ($.09 per share) for international charges (see Note 2 to the Consolidated Financial Statements and the “International Charges” discussion that follows).

WENDY’S

Retail Sales

Wendy’s retail sales include sales from company operated Wendy’s restaurants and sales of sandwich buns from the Company’s bakeries to Wendy’s franchisees. Retail sales were $1.6 billion, $1.5 billion and $1.4 billion in 2001, 2000 and 1999, respectively. This was an increase of 6.1% in 2001 and an increase of 8.2% in 2000. Domestic company operated Wendy’s average net sales increased 1.7% in 2001, compared with an increase of 2.3% in 2000 and 9.4% in 1999. Domestic Wendy’s same-store sales in company operated units increased 2.1% in 2001, 3.1% in 2000 and 7.9% in 1999. The average number of Wendy’s company operated domestic restaurants increased by 54 in 2001 after increasing by 54 in 2000 and decreasing by 35 in 1999.

The following chart reflects average net sales per domestic Wendy’s restaurant for the last three years.

	2001	2000	1999

Company	$1,337,000	$1,314,000	$1,284,000
Franchise	$1,164,000	$1,130,000	$1,102,000
Total domestic	$1,199,000	$1,167,000	$1,138,000

The average number of transactions in domestic company operated Wendy’s were even in 2001 and increased .2% in 2000 and 5.7% in 1999. Domestic selling prices increased 1.6% during the year, while 2000 and 1999 increased 1.4% and .5%, respectively.

Canadian Wendy’s same-store sales for company operated restaurants, in local currency, increased 4.5% in 2001 following a 1.1% increase in 2000 and a 3.1% increase in 1999. At year-end, total Canadian company operated Wendy’s restaurants open were 127, 114 and 100 for 2001, 2000 and 1999, respectively. Nearly all international company operated restaurants outside Canada were shut down with the closures in Argentina in 2000.

Franchise Revenues

Wendy’s franchise revenues primarily consist of  royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Also included are gains from the sale of properties previously leased to franchisees and gains from franchising Wendy’s company restaurants. Franchise revenues, net of reserves for uncollectible amounts, were $259.0 million, $241.6 million and $243.6 million for 2001, 2000 and 1999, respectively. Of these totals, domestic Wendy’s represented approximately 91% of the total each year and North American Wendy’s represented approximately 96% of the total each year.

Royalties, before reserves for uncollectible amounts, increased $14.6 million or 7.5% in 2001, and $12.1 million or 6.7% in 2000. This was primarily a result of an average of 167 more franchise domestic Wendy’s restaurants being open in 2001 compared to an average of 150 more in 2000. Average same-store sales at franchise domestic restaurants increased 2.6% and 2.2% in 2001 and 2000, respectively. Canadian Wendy’s same-store franchise sales increased, in local currency, 3.8% and 3.6% in 2001 and 2000, respectively. At year-end, total Canadian franchise Wendy’s restaurants open were 212, 210 and 193 for 2001, 2000 and 1999, respectively. Outside Canada, 36 new franchise restaurants were opened, primarily in Latin America, and 20 franchise restaurants were closed during 2001. Franchise fees were $5.3 million in 2001, $6.0 million in 2000 and $4.9 million in 1999.

Pretax gains from franchising Wendy’s restaurants amounted to $5.0 million in 2001 for 19 restaurants sold, compared with $1.9 million in 2000 for 14 restaurants and $8.2 million in 1999 for 24 restaurants. Additionally, pretax gains resulting from the sale of properties that were previously leased to franchisees by Wendy’s were $1.8 million in 2001, $4.5 million in 2000 and $6.5 million in 1999.

Rental income from restaurants leased to franchisees increased $2.3 million to $38.8 million in 2001 compared with a decrease of $5.0 million to $36.5 million in 2000. The decrease in 2000 reflected the sale of rental properties throughout 2000 and 1999. Total restaurants leased to franchisees were 546, 497 and 501 at year-end 2001, 2000 and 1999, respectively.

Reserves for uncollectible franchise revenues are provided and amounted to $801,000 in 2000 and $1.1 million in 1999. There were no net additional reserves provided in 2001. Management reviews reserves on an ongoing basis and believes they are adequate for franchise-related receivables.

Cost of Sales and Restaurant Operating Costs

Wendy’s company restaurant cost of sales totaled $944.1 million and $876.2 million in 2001 and 2000, respectively. This was an increase of 7.7% in 2001 and an increase of 8.9% in 2000. Domestic Wendy’s company restaurant cost of sales increased to 60.2% of domestic Wendy’s company restaurant retail sales in 2001 compared to 59.3% in 2000 and 59.0% in 1999. Domestic food costs, as a percent of domestic retail sales, were 29.7% in 2001, 29.2% in 2000 and 29.2% in 1999. Food costs in 2001, as a percent of retail sales, reflected a 13.4% increase in beef costs, which was partially offset by a 1.6% selling price increase. Food costs in 2000, as a percent of retail sales, reflected higher beef and bacon costs offset by reductions in other commodity costs and a 1.4% selling price increase.

Domestic Wendy’s labor costs were 27.0% of domestic Wendy’s company restaurant retail sales in 2001, compared with 26.5% in 2000 and 26.1% in 1999. Average wage rates increased 3.4% in 2001 and 4.9% in 2000. The Company continues to control labor costs by adherence to its labor guidelines and store-level productivity programs. Sales per labor hour increased to $31.30 in 2001 compared with $30.64 in 2000, reflecting a .6% increase in productivity following a 1.8% increase in 2000. Productivity measures the percent increase in sales per labor hour less the percent of price increase.

Domestic Wendy’s company restaurant operating costs, as a percent of domestic Wendy’s company restaurant retail sales, were 25.7% in 2001, 25.0% in 2000 and 25.2% in 1999. The percentage in 2001 reflects higher pension costs partly related to reduced pension costs in 2000, and increased utility costs. In addition, average sales increases were not high enough to leverage restaurant costs, many of which are fixed or semi-fixed in nature. The percentage in 2000 reflects reduced performance-related bonuses and pension costs primarily offset by higher maintenance, rent and local advertising costs.

Wendy’s domestic company operating margin was 14.9% for 2001, compared with 16.5% in 2000 and 16.7% in 1999. The following chart details the margin:

	2001 % of Sales	2000 % of Sales	1999 % of Sales

Retail sales	100.0%	100.0%	100.0%
Cost of sales	60.2	59.2	58.8
Company restaurant operating costs	24.9	24.3	24.5

Domestic company operating margin	14.9%	16.5%	16.7%

Canadian Wendy’s cost of sales increased to 64.8% of Canadian Wendy’s retail sales in 2001, from 63.6% in 2000 and 63.2% in 1999, reflecting higher commodity prices. Canadian Wendy’s company restaurant operating costs, as a percent of Canadian Wendy’s retail sales, were 24.7%, 25.6% and 25.3% for 2001, 2000 and 1999, respectively. Nearly all international company operated restaurants outside Canada have been shut down with the closures in Argentina in 2000.

Operating Costs

Wendy’s operating costs include rent expense and other costs related to properties subleased to franchisees and costs related to operating and maintaining the Company’s bakeries. Excluding the bakeries, these costs amounted to $13.3 million in 2001, $12.8 million in 2000 and $13.8 million in 1999. The unusually high amount in 1999 reflected higher percentage rent related to higher retail sales. There were 227 total restaurants leased by the Company and then subleased to franchisees in 2001 versus 191 in 2000 and 170 in 1999. Costs to operate and maintain the bakeries were $2.2 million in 2001, $1.8 million in 2000 and $2.0 million in 1999.

TIM HORTONS

Retail Sales

Retail sales include sales from company operated Hortons restaurants and sales of dry goods and supplies from Hortons’ Canadian warehouses to Hortons’ Canadian franchisees. Retail sales were $365.5 million and $337.5 million in 2001 and 2000, respectively. This was an increase of 8.3% in 2001 and an increase of 9.8% in 2000. Warehouse sales increased 10.9% to $303.7 million in 2001 and 17.7% to $273.8 million in 2000. This reflected the increase in the number of Hortons’ franchised restaurants serviced and positive same-store sales growth. Retail sales from company operated units decreased 3.2% to $61.7 million in 2001 and 14.8% to $63.7 million in 2000, reflecting the strategy to franchise company operated units in the United States. Of the 2,163 Hortons restaurants open at the end of 2001, only 97 were company operated.

Franchise Revenues

Included in franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises. Reserves for uncollectible franchise revenues are provided. Franchise revenues, net of reserves, were $206.9 million, $187.5 million and $157.0 million in 2001, 2000 and 1999, respectively.

Royalties, before reserves for uncollectible amounts, increased 13.8% in 2001 to $44.5 million and 22.7% in 2000 to $39.1 million. This reflected the increase in the number of Canadian franchise restaurants open and the positive same-store sales growth in Canada, in local currency, of 7.8% and 9.1% in 2001 and 2000, respectively. Franchise fees were $32.5 million in 2001, $35.5 million in 2000 and $34.0 million in 1999. At the end of 2001, total restaurants franchised were 2,066 versus 1,875 in 2000 and 1,701 in 1999.

Rental income from restaurants leased to franchisees was $125.4 million in 2001 compared with $108.7 million in 2000 and $88.2 million in 1999, reflecting an additional number of restaurants being leased to Canadian franchisees and positive same-store sales growth (rent is charged as a percent of sales). At the end of 2001, 1,599 restaurants were leased to franchisees, versus 1,435 in 2000 and 1,277 in 1999.

Cost of Sales

The Hortons’ warehouses distribute primarily dry goods such as flour, sugar and coffee to Hortons’ Canadian franchisees. The Hortons’ Canadian warehouse cost of sales increased 10.3% to $240.6 million in 2001 and 17.2% to $218.2 million in 2000, reflecting additional sales to Canadian franchisees due to the increased number of restaurants serviced and higher average sales per restaurant. Warehouse cost of sales, as a percent of warehouse sales, decreased to 79.2% in 2001 from 79.7% in 2000 and 80.1% in 1999 reflecting reduced commodity prices. Cost of sales for company operated units amounted to $44.4 million, $46.5 million and $55.5 million in 2001, 2000 and 1999, respectively. The reductions in 2001 and 2000 reflect the efforts to franchise company operated units in the United States.

Operating Costs

Hortons’ operating costs include rent expense related to properties subleased to franchisees and cost of equipment sold to Hortons’ franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the warehouses are also included in operating costs.

Rent expense was $35.0 million in 2001, $31.2 million in 2000 and $26.9 million in 1999, reflecting the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent due to higher sales. There were 1,195 total restaurants leased by Hortons and then subleased to franchisees at year-end 2001 versus 1,076 in 2000 and 952 in 1999. Cost of equipment decreased 8.5% to $23.4 million in 2001 and 1.8% to $25.6 million in 2000 due to a decrease in the number of full-sized franchise store openings.

Costs of operating and maintaining warehouse operations were $17.8 million in 2001, $15.0 million in 2000 and $13.0 million in 1999.

CONSOLIDATED

General and Administrative Expenses

Company general and administrative expenses increased 3.8% in 2001 to $216.1 million compared to a 7.9% increase in 2000 to $208.2 million. As a percent of revenues, expenses decreased to 9.0% in 2001, down from 9.3% in 2000 and 1999. The increase in 2001 includes increases in salaries and benefits, insurance and consulting fees for technology and strategic initiatives. The Company reduced overhead to support international operations and controlled travel costs. The increase in 2000 expenses includes salaries and benefits, software maintenance costs and expenditures in Canada to support Hortons’ expansion, partly offset by expenditures required in 1999 for year 2000 technology preparedness.

International Charges

In 2000, the Company incurred a non-recurring pretax charge of $18.4 million ($.09 earnings per share) for the closure of 18 Wendy’s company operated restaurants in Argentina (see Note 2 to the Consolidated Financial Statements).

Other Expense

Other expense was $1.7 million, $5.5 million and $7.2 million in 2001, 2000 and 1999, respectively. The decrease in the current year reflects legal reserves and executive search costs in 2000, and reduced international reserves in 2001, partly offset by net currency transaction losses in 2001. The reduction in 2000 reflects international reserves, primarily for Argentina, and investment write-offs in 1999.

Interest Expense

Interest expense was $30.2 million in 2001, $28.9 million in 2000 and $29.1 million in 1999, which includes distributions on the company-obligated mandatorily redeemable preferred securities. In the fourth quarter of 2001, the Company issued $200 million of 6.25% senior notes.

Interest Income

Interest income was $9.6 million in 2001, $13.8 million in 2000 and $19.0 million in 1999. The decrease in interest income primarily reflects lower overall interest income rates available in 2001, and a reduction in cash due to share repurchases.

Income Taxes

The effective income tax rate for 2001 was 37.0% compared with 37.5% for 2000 and 38.0% for 1999. In 2001, the .5% decrease in the tax rate was a combination of changes in the work opportunity tax credits, tax exempt interest income and non-deductible expenses.

Other Comprehensive Income

Comprehensive income was lower than net income by $21.6 million in 2001 and $12.7 million in 2000, and increased net income $18.9 million in 1999. These differences were primarily the result of changes in the Canadian exchange rate, which was unfavorable to the Company in 2001 and 2000, but favorable in 1999 (see Consolidated Statements of Comprehensive Income).

FINANCIAL POSITION

Overview

The Company maintains a strong balance sheet to support system growth and financial flexibility. The long-term debt-to-equity ratio was 44% at year-end 2001 and 22% at year-end 2000 reflecting the $200 million in debt added in 2001 (company-obligated mandatorily redeemable preferred securities are excluded from the debt-to-equity ratio). Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa-1, respectively.

Total assets increased $118.3 million in 2001 to $2.1 billion. Net property and equipment increased $142.9 million reflecting a greater number of Wendy’s company operated restaurants, in addition to costs related to the Company’s new bakery. A total of $287.3 million of cash was used to repurchase 11.3 million common and exchangeable shares in 2001. The Company borrowed $200 million in 2001 to repay a portion of $200 million of commercial paper issued to finance the share repurchases. Return on average assets was 9.7% in 2001 and 9.2% in 2000, reflecting the $11.5 million after tax international charge in 2000. Return on average assets is computed as net income divided by average assets. The Company previously added back interest and tax expense in computing return on average assets.

Total shareholders’ equity decreased $96.4 million in 2001. Equity increased for earnings and option exercises, but was reduced by treasury stock purchases. Return on average equity was 16.9% in 2001 and 15.9% in 2000. The increase reflects the $11.5 million after tax international charge in 2000.

Cash Flow

Cash provided by operating activities was $305.2 million in 2001, compared with $302.2 million in 2000 and $291.3 million in 1999. The Company also received $197.1 million net proceeds from the issuance of 6.25% senior notes in 2001.

In all three years, cash provided by operating activities and other sources was primarily used for capital expenditures, dividend payments and the repurchase of common and exchangeable stock. The Company repurchased common and exchangeable stock for $287.3 million, $93.4 million and $187.3 million in 2001, 2000 and 1999, respectively. The Company intends to resume the repurchase of common shares from time to time in 2002 in an amount up to $25 million.

During 2001, capital expenditures amounted to $217 million for Wendy’s and $84 million for Hortons. New restaurant expenditures amounted to $180 million; $71 million was spent for improvements to existing restaurants; and $50 million was spent for other additions. Plans for 2002 are to open 320-335 new Wendy’s restaurants. Hortons plans to open 195-205 new restaurants, primarily franchised. Capital expenditures are expected to be in the range of $325 million to $350 million in 2002.

In 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada. The Company has committed to invest $35.4 million in this joint venture, of which $14.1 million has been paid as of December 30, 2001.

Cash flow from operations, cash and investments on hand, possible asset sales, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company’s projected short-term and long-term cash requirements, including cash for capital expenditures, future acquisitions of restaurants from franchisees or other corporate purposes. As part of its strategic initiatives, the Company took a number of actions in 2001 to increase its financial flexibility to respond to potential opportunities and longer-term cash requirements. The actions included the establishment of a commercial paper program, increasing available lines of credit from $167 million to $200 million, and filing a $500 million shelf registration statement. The Company used a portion of the shelf registration statement to complete a $200 million senior notes offering with a fixed rate of 6.25% in 2001. Standard & Poor’s and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa-1, respectively. Standard & Poor’s changed its outlook from stable to negative following the 9.7 million share repurchase in the fourth quarter of 2001. The Company is committed to a strong capital structure and financial profile, and intends to maintain an investment grade rating. If additional funds are needed for mergers, acquisitions or other strategic investments, the Company believes it could borrow additional cash and still maintain its investment grade rating. In the event the Company’s rating declines, the Company may incur an increase in borrowing costs. If the decline in the rating is significant, it is possible that the Company would not be able to borrow on acceptable terms. Factors that could be significant to the determination of the Company’s credit ratings include sales and cost trends, margins at Wendy’s U.S. company restaurants, the Company’s cash position, cash flow, capital expenditures and capitalization, and stability of earnings.

Long term, the Company does not have significant term debt maturities until 2005. The Company’s company-obligated mandatorily redeemable preferred securities are not due until 2026. The Company believes it will be able to pay or refinance future term debt obligations based on its strong financial condition and sources of cash described in the preceding paragraph.

In recent years, the Company has generated a significant amount of interest income on investable cash balances, however, given the current state of the economy, management expects interest income rates to remain relatively low in the near future. As a result, management expects lower interest income in 2002.

At December 30, 2001 and December 31, 2000, the Company’s reserves established for doubtful royalty receivables were $1.5 million and $1.4 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $7.6 million at December 30, 2001 and $6.9 million at December 31, 2000. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $92.4 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. In the United Kingdom, the Company is contingently liable for leases amounting to $22.5 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases. The Company is also the guarantor on $21.1 million in letters of credit with various parties, however, management does not expect any material loss to result from these instruments because it does not feel performance will be required.

Inflation

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices, and liabilities are repaid with dollars of reduced purchasing power.

Market Risk

The Company’s debt is primarily denominated in U.S. dollars, at fixed interest rates, which limits interest rate risk on financial instruments. Therefore, the Company does not currently utilize any derivatives to alter interest rate risk. Currency exposure is predominately related to Canadian operations, since exposure outside of North America is limited to royalties. The Company has cash flow exposure from Tim Hortons and Wendy’s operations in Canada. The Canadian currency has been reasonably stable over time, however, in recent years the Canadian dollar has weakened, which reduces the U.S. benefit of Canadian operations. While the Company monitors the situation, it does not currently hedge its exposure to Canadian currency fluctuations. At the current level of annual operating income generated from Canada, if the Canadian currency rate changes one penny for the entire period, the annual impact on the Company’s EPS would be approximately one-half cent per share. At current royalty levels outside of North America, if all foreign currencies moved 10% during each royalty collection period in the same direction, at the same time, the annual impact would be approximately one-half cent per share. Therefore, the Company does not hedge its exposure to currency fluctuations related to royalty collections outside North America, because it does not feel the risk is material.

The Company purchases certain products in the normal course of business, which are affected by commodity prices. Therefore, the Company is exposed to some price volatility related to weather, and various other market conditions outside the Company’s control. However, the Company does employ various purchasing and pricing contract techniques, in an effort to minimize volatility. The Company does not generally make use of financial instruments to hedge commodity prices, partly because of the contract pricing utilized. While volatility can occur, which would impact profit margins, there are generally alternative suppliers available and if the pricing problem is prolonged, the Company has some ability to increase selling prices to offset the commodity prices.

MANAGEMENT’S OUTLOOK

The Company implemented a long-term strategic plan in 2001. The strategic plan clarified the Company’s mission and vision for the future, as well as the core values and key themes that define the Company’s most important initiatives. These themes are focused on supporting the core businesses of Wendy’s North America and Hortons Canada, in addition to the evolving businesses of International Wendy’s and Hortons U.S. The Company’s initiatives include leveraging the Company’s core assets, growing same-store sales, improving store-level productivity to enhance margins, improving under-performing operations, developing profitable new restaurants and implementing new technology initiatives. Management intends to allocate resources to improve long-term return on assets and invested capital, and monitor its progress by tracking various metrics, including return on average assets, return on average equity and return on invested capital, as well as comparing to historical performance, the Company’s peers and other leading companies.

The Company also intends to remain focused on established long-term operational strategies of exceeding customer expectations, fostering a performance-driven culture, delivering a balanced message of brand equity plus value in marketing and growing a healthy restaurant system. The Company believes its success depends on providing everyday value, quality and variety, not discounting. Management believes in reinvesting in its restaurants to maintain a fresh image, providing convenience for its customers and increasing the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales over time, primarily through greater customer traffic in the restaurants. The Company intends to effectively manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development will continue to be very important to the Company. Both Wendy’s and Hortons restaurant concepts are underpenetrated in key markets. The Company intends to grow aggressively, but responsibly, focusing on the markets with the best potential for sales and return on investment. A total of 535 new restaurants were added in 2001. Current plans call for 515-540 new units to open in 2002. Over the next several years, the Company anticipates opening a substantial number of new Wendy’s and Hortons restaurants. The primary focus will be on core operations of Wendy’s in North America and Hortons in Canada, with the majority of units being traditional sites.

The Company is optimistic about the development of Hortons in the United States, but it is not currently profitable in the United States. However, the U.S. division is currently on track with its business plan to deliver a profit in 2003. The Company’s strategy is to enhance brand awareness, increase same-store sales, build customer loyalty and attract additional franchisees. In 2002, the Company plans to develop between 25-30 new Hortons franchise units in the United States. Management believes that Hortons U.S. has the potential to become a long-term growth opportunity for the Company, but there is no assurance that this will occur.

The Company is focused on improving its global brand image and supporting its franchisees’ business plans and growth objectives. In 2001, the Company developed a 5-year plan for its International Wendy’s division that focused on disciplined growth in the Americas. Most of Wendy’s development outside North America is with franchisees who can be affected by adverse economic and political conditions. Economic and competitive pressures remain very challenging in certain markets outside of North America.

Another element of the strategic plan is the evaluation of potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures that could add to the Company’s long-term earnings growth. As part of this initiative, in 2001, the Company formed a joint venture between Hortons and IAWS Group/Cuisine de France to build a par-baked goods manufacturing facility in Canada. In addition, in February 2002, the Company announced that it had made a minority investment of $10 million in fast-casual restaurant pioneer Cafe Express (see Note 16 to the Consolidated Financial Statements).

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates that can have a material impact on the results of operations of the Company. Sales recognition at company operated restaurants is straightforward as customers pay for products at the time of sale, and inventory turns over very quickly, with key items counted daily and a complete food inventory taken weekly. Payments to vendors for products sold in the restaurants are generally settled within 30 days. The earnings reporting process is covered by the Company’s system of internal controls, and generally does not require significant management estimates and judgments. However, estimates and judgments are inherent in the calculations of royalty and other franchise related revenue collections, legal obligations, pension and other post-retirement benefits, income taxes, insurance liabilities, various other commitments and contingencies and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

The Company collects royalties, and in some cases rent, from franchisees and provides for estimated losses for revenues that are not likely to be collected. Although the Company enjoys a good relationship with franchisees, and collection rates are currently very high, if average sales or the financial health of franchisees were to deteriorate, the Company may have to increase reserves against collection of franchise revenues.

The Company is self-insured for most workers’ compensation, health care claims, general liability and automotive liability losses. The Company records its insurance liabilities based on historical and industry trends, which are continually monitored, and accruals are adjusted when warranted by changing circumstances. Outside actuaries are used to assist in estimating casualty insurance obligations. Since there are many estimates and assumptions involved in recording insurance liabilities, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

Pension and other retirement benefits, including all relevant assumptions required by generally accepted accounting principles, are evaluated each year with the oversight of the Company’s retirement committee. Due to the technical nature of retirement accounting, outside actuaries are used to provide assistance in calculating the estimated future obligations. Since there are many estimates and assumptions involved in retirement benefits, differences between actual future events and prior estimates and assumptions could result in adjustments to pension expenses and obligations.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

The Company records income tax liabilities utilizing known obligations and estimates of potential obligations. A deferred tax asset or liability is recognized whenever there are future tax effects from existing temporary differences and operating loss and tax credit carryforwards. The Company records a valuation allowance to reduce deferred tax assets to the balance that is more likely than not to be realized. Management must make estimates and judgments on future taxable income, considering feasible tax planning strategies and taking into account existing facts and circumstances, to determine the proper valuation allowance. When the Company determines that deferred tax assets could be realized in greater or less amounts than recorded, the asset balance and income statement reflects the change in the period such determination is made. Due to changes in facts and circumstances and the estimates and judgments that are involved in determining the proper valuation allowance, differences between actual future events and prior estimates and judgments could result in adjustments to this valuation allowance.

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. The Company estimates useful lives on buildings and equipment based on historical data and industry trends. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates that an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing. The Company capitalizes certain internally developed software costs which are amortized over a ten-year period. The Company monitors its capitalization and amortization policies to ensure they remain appropriate.

Recent Accounting Standards

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued in June 1998. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement was adopted in fiscal year 2001. Currently, this statement does not materially impact the Company’s financial statements.

Statement of Financial Accounting Standards No. 141, “Business Combinations” (FAS 141) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142) were issued in June 2001. FAS 141 supersedes Accounting Principles Board Opinion (APB) No. 16, “Business Combinations” and requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. It also provides specific criteria for recognition of intangible assets apart from goodwill and for reclassifying intangibles into or out of goodwill. FAS 142, which supersedes APB No. 17 “Intangible Assets,” is effective for fiscal years beginning after December 15, 2001, and provides the accounting guidelines for goodwill and other intangibles. FAS 142 prohibits the amortization of goodwill and other indefinite-lived intangibles, and requires annual testing for impairment (or in interim periods if events indicate possible impairment). The impairment testing is a two-step process, with the first step identifying potential impairment, and the second step measuring the impairment loss. All goodwill must be assigned to reporting units as part of the initial impairment testing.

The Company will adopt FAS 142 in the first quarter of 2002, and is currently determining the applicable reporting units and testing goodwill for impairment. The Company anticipates reclassifying approximately $2.6 million of net intangibles into goodwill in accordance with FAS 142. In 2001, the Company recorded approximately $3.0 million in amortization for the new classification of goodwill, which will cease in 2002. The Company has determined that no other intangibles have an indefinite life, and therefore will continue to amortize these remaining intangibles over their current lives. Such amortization was $1.4 million in 2001 and will continue in 2002. The Company anticipates completing the goodwill impairment testing in the first quarter of 2002, and does not expect to have any goodwill or other intangibles impairment as a result of adopting FAS 142.

The Company has previously accounted for certain business combinations under the pooling-of-interests method, which has been eliminated by FAS 141. Since June 30, 2001, all business combinations have been accounted for under the purchase method, which records all assets at their fair market value and recognizes goodwill for consideration given above this value.

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” was issued in June 2001. This statement addresses accounting and reporting standards for legal obligations associated with the retirement of tangible long-lived assets. The Company is in the process of evaluating the impact of this statement on its financial statements and will adopt the provisions of this statement in the first quarter of 2003.

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued in August 2001. This statement supersedes Financial Accounting Standard Number 121 —  “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board Opinion Number 30 —“Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. This statement addresses accounting and reporting standards for the impairment or disposal of long-lived assets and is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will adopt this statement in the first quarter of 2002 and does not believe that this statement will have a material impact on its quarterly or annual financial statements.

Safe Harbor Statement

Certain information contained in the Financial Statements and Other Information section of the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully complete transactions designed to improve its return on investment; or other factors set forth in Exhibit 99 to the Company’s Form 10-K filed with the Securities and Exchange Commission and in the Financial Statements and Other Information section of the Proxy Statement for the 2002 Annual Meeting of Shareholders.

WENDY’S AND TIM HORTONS RESTAURANTS

	Total Wendy’s			Wendy’s Company Operated			Wendy’s Franchised

	2001	2000	1999	2001	2000	1999	2001	2000	1999

Open at beginning of year	5,792	5,527	5,333	1,153	1,112	1,036	4,639	4,415	4,297
Opened	334	367	315	93	96	88	241	271	227
Closed	(83)	(102)	(121)	(3)	(43)	(20)	(80)	(59)	(101)
Acquisitions within the system	23	16	56	4	2	32	19	14	24
Dispositions within the system	(23)	(16)	(56)	(19)	(14)	(24)	(4)	(2)	(32)

Open at end of year	6,043	5,792	5,527	1,228	1,153	1,112	4,815	4,639	4,415

	Total Hortons

	2001	2000	1999

Open at beginning of year	1,980	1,817	1,667
Opened	201	185	167
Closed	(18)	(22)	(17)

Open at end of year	2,163	1,980	1,817

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Income

Years ended December 30, 2001, December 31, 2000 and January 2, 2000

(In thousands, except per share data)	2001	2000	1999

Revenues
Retail sales	$1,925,319	$1,807,841	$1,666,438
Franchise revenues	465,878	429,105	400,620

	2,391,197	2,236,946	2,067,058

Costs and expenses
Cost of sales	1,229,277	1,140,840	1,046,380
Company restaurant operating costs	406,185	382,963	362,160
Operating costs	91,701	86,272	81,706
General and administrative expenses	216,124	208,173	192,857
Depreciation and amortization of property and equipment	118,280	108,297	97,917
International charges (Note 2)		18,370
Other expense	1,722	5,514	7,193
Interest expense	30,175	28,859	29,140
Interest income	(9,647)	(13,779)	(18,981)

	2,083,817	1,965,509	1,798,372

Income before income taxes	307,380	271,437	268,686
Income taxes	113,731	101,789	102,101

Net income	$193,649	$169,648	$166,585

Basic earnings per common share	$1.72	$1.48	$1.37

Diluted earnings per common share	$1.65	$1.44	$1.32

Dividends per common share	$.24	$.24	$.24

Basic shares	112,275	114,341	122,032

Diluted shares	121,144	122,483	131,039

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Balance Sheets

December 30, 2001 and December 31, 2000

(Dollars in thousands)	2001	2000

Assets
Current assets
Cash and cash equivalents	$111,121	$169,718
Accounts receivable, net	83,603	75,960
Notes receivable, net	11,295	11,832
Deferred income taxes	15,000	21,503
Inventories and other	45,334	40,086

	266,353	319,099

Property and equipment, net	1,639,978	1,497,090
Notes receivable, net	32,694	38,932
Goodwill, net	41,214	43,719
Deferred income taxes	36,175	20,572
Other assets	59,629	38,304

	$2,076,043	$1,957,716

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$112,245	$125,564
Accrued expenses
Salaries and wages	34,014	34,663
Taxes	59,113	50,867
Insurance	40,719	38,414
Other	46,386	42,965
Current portion of long-term obligations	4,210	3,943

	296,687	296,416

Long-term obligations
Term debt	401,511	204,027
Capital leases	49,735	44,357

	451,246	248,384

Deferred income taxes	82,287	72,750
Other long-term liabilities	16,044	14,023
Commitments and contingencies
Company-obligated mandatorily redeemable preferred securities of subsidiary Wendy’s Financing I, holding solely Wendy’s Convertible Debentures	200,000	200,000
Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued and Exchangeable: 138,452,000 and 136,188,000 shares, respectively	13,271	12,074
Capital in excess of stated value	467,687	423,144
Retained earnings	1,377,840	1,211,015
Accumulated other comprehensive expense	(48,754)	(27,133)

	1,810,044	1,619,100
Treasury stock, at cost: 33,277,000 and 21,978,000 shares, respectively	(780,265)	(492,957)

	1,029,779	1,126,143

	$2,076,043	$1,957,716

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 30, 2001, December 31, 2000 and January 2, 2000

(In thousands)	2001	2000	1999

Cash flows from operating activities
Net income	$193,649	$169,648	$166,585
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	123,238	113,491	102,969
Deferred income taxes	(250)	2,319	5,258
(Gain) loss from property dispositions, net	(1,832)	17,330	(11,715)
Net reserves for receivables and other contingencies		1,340	1,490
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions of restaurants
Accounts and notes receivable	(7,313)	(12,226)	940
Inventories and other	(5,335)	(613)	(7,919)
Accounts payable and accrued expenses	8,009	8,680	23,332
Increase (decrease) in other assets	(3,974)	(2,472)	2,130
Effect of exchange rate changes on cash	(2,329)	(868)	(1,302)
Other, net	1,333	5,587	9,516

Net cash provided by operating activities	305,196	302,216	291,284

Cash flows from investing activities
Proceeds from property dispositions	29,961	37,979	100,160
Capital expenditures	(301,054)	(275,675)	(247,797)
Acquisition of franchises	(2,278)	(1,555)	(1,725)
Principal payments of notes receivable	14,121	5,738	103,728
Investment in joint venture	(14,103)
Other investing activities	(8,575)	(6,247)	3,057

Net cash used in investing activities	(281,928)	(239,760)	(42,577)

Cash flows from financing activities
Proceeds from employee stock options exercised	40,207	21,982	22,826
Repurchase of common stock	(287,308)	(93,435)	(187,257)
Principal payments on long-term obligations	(5,078)	(4,554)	(4,929)
Proceeds from issuance of senior notes, net of issuance costs	197,138
Dividends paid on common stock	(26,824)	(27,516)	(29,305)

Net cash used in financing activities	(81,865)	(103,523)	(198,665)

Increase (decrease) in cash and cash equivalents	(58,597)	(41,067)	50,042

Cash and cash equivalents at beginning of period	169,718	210,785	160,743

Cash and cash equivalents at end of period	$111,121	$169,718	$210,785

Supplemental disclosures of cash flow information
Interest paid	$29,570	$28,721	$29,291

Income taxes paid	97,818	85,163	84,188

Capital lease obligations incurred	11,553	5,025	5,527

Notes receivable from restaurant dispositions		553	525

Acquisition of franchises

Fair value of assets acquired	2,278	1,555	1,725

Cash paid	2,278	1,555	1,725

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Years ended December 30, 2001, December 31, 2000 and January 2, 2000

(In thousands)	2001	2000	1999

Common stock at stated value
Balance at beginning of period	$12,074	$11,941	$11,796
Exercise of options	226	133	145
Conversion of exchangeable shares	971

Balance at end of period	13,271	12,074	11,941

Capital in excess of stated value
Balance at beginning of period	423,144	398,580	370,288
Exercise of options, including tax benefits	45,514	24,564	28,292
Conversion of exchangeable shares	(971)

Balance at end of period	467,687	423,144	398,580

Retained earnings
Balance at beginning of period	1,211,015	1,068,883	931,603
Net income	193,649	169,648	166,585
Dividends paid	(26,824)	(27,516)	(29,305)

Balance at end of period	1,377,840	1,211,015	1,068,883

Accumulated other comprehensive expense	(48,754)	(27,133)	(14,443)

Treasury stock, at cost
Balance at beginning of period	(492,957)	(399,522)	(212,265)
Purchase of common stock	(287,308)	(93,435)	(187,257)

Balance at end of period	(780,265)	(492,957)	(399,522)

Shareholders’ equity	$1,029,779	$1,126,143	$1,065,439

Common shares
Balance issued at beginning of period	120,738	119,406	117,965
Exercise of options	2,264	1,332	1,441
Conversion of exchangeable shares	9,709

Balance issued at end of period	132,711	120,738	119,406

Treasury shares
Balance at beginning of period	(21,978)	(16,626)	(9,410)
Purchase of common stock	(11,299)	(5,352)	(7,216)

Balance at end of period	(33,277)	(21,978)	(16,626)

Common shares issued and outstanding	99,434	98,760	102,780

Common shares issuable upon conversion of exchangeable shares Balance at beginning of period	15,450	15,450	15,450
Purchase and conversion of exchangeable shares	(9,709)

Balance at end of period	5,741	15,450	15,450

Common shares issued and outstanding, including exchangeable shares	105,175	114,210	118,230

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended December 30, 2001, December 31, 2000 and January 2, 2000

(In thousands)	2001	2000	1999

Net income	$193,649	$169,648	$166,585

Other comprehensive income (expense)
Translation adjustments	(21,621)	(12,690)	17,098
Other (net of taxes of $1,370)			1,814

	(21,621)	(12,690)	18,912

Comprehensive income	$172,028	$156,958	$185,497

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

The Company’s principal business is the operation, development and franchising of quick-service restaurants serving high-quality food. At year-end 2001, the Company and its franchise owners operated 6,043 restaurants under the name “Wendy’s” in 50 states and in 26 other countries and territories. Additionally, the Company and its franchise owners operated 2,023 restaurants in Canada and 140 units in the United States under the name “Tim Hortons”.

Fiscal year

The Company’s fiscal year ends on the Sunday nearest to December 31.

Basis of presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made for prior years to conform with the 2001 presentation. These reclassifications did not have any impact on net income, assets or equity.

The Company considers short-term investments with original maturities of three months or less as cash equivalents.

Accounting policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and judgments are inherent in the calculations of royalty and other franchise related revenue collections, legal obligations, pension and other post-retirement benefits, income taxes, insurance liabilities, various other commitments and contingencies and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

Inventories

Inventories, amounting to $27.4 million and $24.0 million at December 30, 2001 and December 31, 2000, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

Property and equipment

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. Interest costs associated with the construction of new restaurants are capitalized, while certain other costs, such as ground rentals and real estate taxes, are generally expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates that an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing.

Property and equipment, at cost, at each year end consisted of the following:

(In thousands)	2001	2000

Land	$364,781	$333,886
Buildings	752,506	679,822
Leasehold improvements	497,074	458,058
Restaurant equipment	461,820	404,628
Capital leases	66,376	59,206
Other	148,151	138,974

	2,290,708	2,074,574

Accumulated depreciation and amortization	(650,730)	(577,484)

	$1,639,978	$1,497,090

The Company capitalizes certain internally developed software costs which are amortized over a ten-year period. At December 30, 2001 and December 31, 2000, capitalized software development costs, net of accumulated amortization, amounted to $41.3 million and $34.4 million, respectively, which amounts are included in “Other” above.

Goodwill and Other Intangibles

For the years 2001 and 2000, goodwill was amortized using the straight-line method over periods ranging from 10 to 40 years which, for leased restaurants, included the original lease period plus renewal options, if applicable. Accumulated amortization of goodwill was $28.3 million and $28.1 million at December 30, 2001 and December 31, 2000, respectively. Intangibles separate from goodwill were amortized on a straight-line method over periods ranging from 5 to 20 years. Lives are generally related to legal or contractual lives, but in some cases must be estimated by management based on specific circumstances. The accumulated amortization of these intangibles was $7.3 million and $5.7 million at December 30, 2001 and December 31, 2000, respectively.

Notes receivable

The carrying amount of notes receivable approximates fair value.

During 1998, the Company entered into an agreement with a third party lender that permitted such lender to contact the Company’s franchisees having notes payable to the Company. Under the agreement, the lender could offer to refinance such notes, generally on terms more favorable to the franchisees than existing terms. The Company was paid a fee by the lender for each individual note refinancing. In 1999, a total of $82.0 million in notes receivable was refinanced. Fee income from the refinancings amounted to $1.7 million in 1999 and is recorded in franchise revenues.

Advertising costs

The Company expenses advertising costs as incurred.

Franchise operations

The Company grants franchises to independent operators who in turn pay a technical assistance fee and franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 10).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses. Gains and losses on the sale of properties previously leased to franchisees are included in franchise revenues.

Foreign operations

At December 30, 2001, the Company and its franchise owners operated 339 Wendy’s restaurants and 2,023 Tim Hortons restaurants in Canada. Additionally, 389 Wendy’s restaurants were operated by the Company and its franchise owners in other foreign countries and territories. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity and in other comprehensive income. Total translation adjustments included in accumulated other comprehensive expense at December 30, 2001 and December 31, 2000 were $48.8 million and $27.1 million, respectively.

Net income per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations include assumed conversions of stock options, net of shares repurchased from proceeds, and company-obligated mandatorily redeemable preferred securities, when dilutive, and the elimination of related expenses, net of income taxes.

The computation of diluted earnings per common share excludes options to purchase 1.8 million shares, 3.6 million shares and 6.7 million shares in 2001, 2000 and 1999, respectively. These options were not included in the computation of diluted earnings per common share because the exercise price of these options was greater than the average market price of the common shares in the respective periods and therefore, the effect would be antidilutive.

The computation of basic and diluted earnings per common share for each year is shown below:

(In thousands except per share amounts)	2001	2000	1999

Income for computation of basic earnings per common share	$193,649	$169,648	$166,585

Interest savings, net of taxes, on assumed conversions	6,391	6,340	6,289

Income for computation of diluted earnings per common share	$200,040	$175,988	$172,874

Weighted average shares for computation of basic earnings per common share	112,275	114,341	122,032

Dilutive stock options	1,296	569	1,434
Assumed conversions	7,573	7,573	7,573

Weighted average shares for computation of diluted earnings per common share	121,144	122,483	131,039

Basic earnings per common share	$1.72	$1.48	$1.37

Diluted earnings per common share	$1.65	$1.44	$1.32

NOTE 2    INTERNATIONAL CHARGES

In the fourth quarter of 2000, the Company decided to close all of the Wendy’s restaurants in Argentina and accordingly recorded a pretax charge of $18.4 million related to its termination of operations. This charge was substantially non-cash. Included in this amount was $6.8 million for asset impairment charges, $1.7 million for lease termination costs, $3.2 million in employee-related costs, and $6.7 million in other closure costs. At December 31, 2000, accrued expenses related to closure and employee termination costs totalled $3.5 million, however, substantially all of these obligations were settled in 2001. The resolution of these issues did not result in any material impact to the 2001 financial statements.

NOTE 3    TERM DEBT

Term debt at each year end consisted of the following:

(In thousands)	2001	2000

Notes, unsecured, and mortgages payable with a weighted average interest rate of 7.9%, due in installments through 2010	$9,672	$10,519

6.25% Senior Notes, due November 15, 2011	197,949

6.35% Notes, due December 15, 2005	98,204	97,823

7% Debentures, due December 15, 2025	96,683	96,633

	402,508	204,975
Current portion	(997)	(948)

	$401,511	$204,027

The 6.25% Senior Notes were issued in 2001 to support the Company’s share repurchases (See Note 7).

The 6.35% notes and 7% debentures are unsecured and unsubordinated. They are not redeemable by the Company prior to maturity.

Based on future cash flows and current interest rates for all term debt, the fair value was approximately $395 million at December 30, 2001 and $204 million at December 31, 2000.

The combined aggregate amounts of future maturities for all term debt are as follows:

(In thousands)

2002	$997
2003	975
2004	4,387
2005	99,366
2006	1,268
Later years	295,515

$402,508

The Company has six unused revolving credit facilities totaling $200 million at December 30, 2001. These credit facilities expire at different dates between 2003 and 2006. The rate on each facility is LIBOR plus a spread based on the Company’s debt rating. The spread is currently .625%. The Company is also charged a commitment fee on the unused portion of each credit facility. The fee varies based on the Company’s debt rating and is currently .125% for each facility. In addition, the Company’s Canadian subsidiaries have unused revolving credit facilities totalling $20.4 million at December 30, 2001.

Interest expense included distributions on trust preferred securities in the amounts of $10.0 million, $9.9 million and $10.0 million for the years 2001, 2000, and 1999, respectively.

NOTE 4    COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In 1996, Wendy’s Financing I (the trust) issued $200,000,000 of $2.50 Term Convertible Securities, Series A (the trust preferred securities). Wendy’s Financing I, a statutory business trust, is a wholly-owned consolidated subsidiary of the Company with its sole asset being $202 million aggregate principal amount of 5% Convertible Subordinated Debentures of Wendy’s due September 15, 2026 (the trust debenture).

The trust preferred securities are non-voting (except in limited circumstances), pay quarterly distributions at an annual rate of 5%, carry a liquidation value of $50 per share and are convertible into the Company’s common shares at any time prior to the close of business on September 15, 2026 at the option of the holder. The trust preferred securities are convertible into common shares at the rate of 1.8932 common shares for each trust preferred security (equivalent to a conversion price of $26.41 per common share). The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company’s obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued, and the applicable trust document, provides a full and unconditional guarantee of the trust’s obligations under the trust preferred securities.

Based on the quoted market price, fair value of the trust preferred securities was approximately $230 million at December 30, 2001 and $218 million at December 31, 2000.

NOTE 5    LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements. Terms of land only and land and building leases are generally for 20 to 25 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year end capital leases consisted of the following:

(In thousands)	2001	2000

Buildings	$66,376	$59,206
Accumulated depreciation	(22,112)	(20,581)

	$44,264	$38,625

At December 30, 2001, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

(In thousands)	Capital Leases	Operating Leases

2002	$8,023	$60,430
2003	7,824	57,511
2004	7,643	52,542
2005	6,990	44,681
2006	8,455	38,765
Later years	57,915	191,219

Total minimum lease payments	96,850	$445,148

Amount representing interest	(43,902)

Present value of net minimum lease payments	52,948
Current portion	(3,213)

	$49,735

Total minimum lease payments have not been reduced by minimum sublease rentals of $1.5 million under capital leases, and $209.1 million under operating leases due in the future under noncancelable subleases.

Rent expense for each year is included in company restaurant operating costs and in operating costs and amounted to:

(In thousands)	2001	2000	1999

Minimum rents	$61,345	$63,697	$60,020
Contingent rents	28,157	24,045	19,401

	$89,502	$87,742	$79,421

In connection with the franchising of certain restaurants, the Company has leased or subleased land, buildings and equipment to the related franchise owners. Most leases provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company generally accounts for the building and equipment portions of the fixed payment leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases.

At each year end, the net investment in direct financing leases, included in other assets, consisted of the following:

(In thousands)	2001	2000

Total minimum lease receipts	$9,780	$12,831
Estimated unguaranteed residual value	1,263	1,735
Amount representing unearned interest	(4,322)	(5,714)
Current portion, included in accounts receivable	(460)	(643)

	$6,261	$8,209

At each year end, company assets leased under operating leases consisted of the following:

(In thousands)	2001	2000

Land	$159,615	$143,132
Buildings	506,819	433,085
Equipment	48,303	37,984

	714,737	614,201
Accumulated depreciation	(148,185)	(126,493)

	$566,552	$487,708

At December 30, 2001, future minimum lease receipts were as follows:

(In thousands)	Financing Leases	Operating Leases

2002	$1,100	$58,491
2003	1,038	56,986
2004	1,114	52,731
2005	959	50,558
2006	983	44,171
Later years	4,586	95,415

	$9,780	$358,352

Rental income for each year is included in franchise revenues and amounted to:

(In thousands)	2001	2000	1999

Minimum rents	$62,375	$53,223	$50,761
Contingent rents	101,873	92,007	78,873

	$164,248	$145,230	$129,634

NOTE 6    INCOME TAXES

The provision for income taxes each year consisted of the following:

(In thousands)	2001	2000	1999

Current
Federal	$63,868	$53,068	$55,574
State and local	3,952	4,191	5,115
Foreign	45,661	42,211	36,154

	113,481	99,470	96,843

Deferred
Federal	(4,874)	1,417	2,327
State and local	1,340	479	241
Foreign	3,784	423	2,690

	250	2,319	5,258

	$113,731	$101,789	$102,101

Income before income taxes for foreign operations was $126.6 million, $102.9 million and $94.7 million for 2001, 2000 and 1999, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year end consisted of the following:

(In thousands)	2001	2000

Deferred tax assets
Lease transactions	$3,944	$3,780
Reserves not currently deductible	12,560	19,257
Foreign operations	7,578	10,575
Foreign tax credit carryforwards	33,288	3,202
All other	6,130	5,324

	63,500	42,138
Valuation allowance	(12,280)

	$51,220	$42,138

Deferred tax liabilities
Lease transactions	$2,535	$3,187
Property and equipment basis differences	46,554	39,658
Installment sales	4,527	4,760
Capitalized expenses deducted for tax	16,082	15,502
All other	12,634	9,706

	$82,332	$72,813

Deferred tax assets for foreign operations have been established for net operating loss carryforwards and excess capital allowances. Also, a deferred tax asset has been established for certain foreign tax credit carryforwards (expiring in 2003, 2005 and 2006). A valuation allowance has been established as a result of management’s determination that it is more likely than not that a portion of these foreign tax credit carryforwards will not be realized.

A reconciliation of the statutory U.S. federal income tax rate of 35 percent to the Company’s effective tax rate for each year is shown below:

(In thousands)	2001	2000	1999

Income taxes at statutory rate	$107,583	$95,003	$94,040
Effect of foreign operations	3,521	2,815	1,917
State and local taxes, net of federal benefit	3,440	3,036	3,481
Other	(813)	935	2,663

Income taxes at effective rate	$113,731	$101,789	$102,101

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $19 million at December 30, 2001. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

NOTE 7    CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited (Ontario), formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy’s International, Inc. Mr. Ronald V. Joyce, a former director of the Company, holds all of the exchangeable shares. The Company purchased 1.0 million exchangeable shares from Mr. Joyce for $21.21 per share in 1998, and 9.7 million exchangeable shares for $25.75 per share in the fourth quarter of 2001. The purchase price per share of $25.75 was a 3% discount to the closing price of the Company’s common shares on October 18, 2001, the date the purchase agreement was executed. As part of the 2001 transaction, Mr. Joyce retired from service as a director of the Company and as an officer and director of several subsidiaries of the Company. Mr. Joyce continues to own 5.7 million exchangeable shares. Also as part of the 2001 transaction, the date by which the 5.7 million exchangeable shares must be exchanged into common shares of the Company under the existing agreements with the Company was changed from December 29, 2005 to January 2, 2003.

In 1998, the Board of Directors approved a plan to repurchase up to $350 million of the Company’s common stock. In 1999, the Board of Directors approved an increase in the repurchase program of up to $250 million, bringing the total to up to $600 million. During 2001, 2000 and 1999, total common shares repurchased pursuant to the plan were 1.6 million common shares, 5.4 million common shares and 7.2 million common shares for a total of $37 million, $93 million and $187 million, respectively. The Company intends to resume the repurchase of common shares from time to time in 2002 in an amount up to $25 million. In addition, under a separate authorization, 9.7 million exchangeable shares were repurchased from Mr. Joyce for $250 million in 2001 (as described in the preceding paragraph).

The Company has various stock option plans which provide options for certain employees and outside directors to purchase common shares of the Company. Grants of options to employees and the periods during which such options can be exercised are at the discretion of the Compensation Committee of the Board of Directors. Grants of options to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted at the fair market value of the Company’s common shares on the date of grant and no amounts applicable thereto are charged to net income. The Company makes no recognition of the options in the financial statements, except in the earnings per share computations, until they are exercised. Pro forma disclosures are provided as if the Company adopted the cost recognition requirements under Financial Accounting Standards Number 123 (SFAS 123) – “Accounting for Stock-Based Compensation”.

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (WeShare Plan), a non-qualified stock option plan to provide for grants of options equal to 10 percent of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. An aggregate of 7.6 million common shares of the Company have been reserved pursuant to the WeShare Plan.

The options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date. On August 1, 2001, August 1, 2000 and July 28, 1999, approximately

842,000 options, 1.1 million options and 578,000 options were granted to eligible employees at an exercise price of $26.74 per share, $17.88 per share and $30.84 per share, respectively.

In addition, the Board of Directors also adopted the 1990 Stock Option Plan (1990 Plan) on August 2, 1990. An aggregate of 23.7 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended.

On August 1, 2001, August 1, 2000 and July 28, 1999, approximately 2.1 million options, 2.1 million options and 1.9 million options were granted under the 1990 Plan at an exercise price of $26.74 per share, $17.88 per share and $30.84 per share, respectively.

The following is a summary of stock option activity for the last three years:

(Shares in thousands)	Shares Under Option	Weighted Average Price Per Share

Balance at January 3, 1999	10,690	$19.66
Granted	2,520	30.58
Exercised	(1,441)	15.83
Canceled	(454)	22.71

Balance at January 2, 2000	11,315	22.45
Granted	3,201	17.95
Exercised	(1,333)	16.33
Canceled	(916)	26.18

Balance at December 31, 2000	12,267	21.71
Granted	2,909	26.71
Exercised	(2,264)	17.76
Canceled	(762)	24.24

Balance at December 30, 2001	12,150	$23.49

Options exercisable to purchase common shares totaled 5.9 million, 6.2 million and 5.8 million at December 30, 2001, December 31, 2000 and January 2, 2000, respectively. Shares reserved under the plans at each year end were 16.8 million in 2001, 18.6 million in 2000 and 13.9 million in 1999.

The following tables summarize stock options outstanding and exercisable at December 30, 2001:

(Shares in thousands)		Options Outstanding

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$11.69 - $17.38	1,050	3.4	$16.09
17.39 - 18.88	3,279	7.3	17.97
18.89 - 26.74	4,638	8.5	25.08
26.75- 30.84	3,183	6.7	29.29

$11.69 - $30.84	12,150	7.3	$23.49

(Shares in thousands)	Options Exercisable

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price

$11.69 - $17.38	1,050	$16.09
17.39 - 18.88	1,413	18.09
18.89 - 26.74	1,218	22.36
26.75 - 30.84	2,256	28.65

$11.69 - $30.84	5,937	$22.63

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2001, 2000 and 1999, respectively: (1) dividend yield of .9%, 1.2% and .9%, (2) expected volatility of 34%, 34% and 32%, (3) risk-free interest rate of 4.3%, 6.1% and 5.8% and (4) expected lives of four years. The per share weighted average fair value of options granted during 2001, 2000 and 1999 was $8.15, $5.94 and $9.74, respectively.

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows:

(In millions, except per share data)	2001	2000	1999

Net income	$184.5	$161.6	$158.6
Basic earnings per common share	$1.64	$1.41	$1.30
Diluted earnings per common share	$1.58	$1.37	$1.26

The impact of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to grants prior to 1995, and additional grants in future years are anticipated.

The Company has a Shareholder Rights Plan (Rights Plan) under which one preferred stock purchase right (Right) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company’s common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company’s common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring company’s shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 8    ACQUISITIONS

The Company acquired four Wendy’s restaurants in 2001 and two Wendy’s restaurants in 2000. These acquisitions were made in various markets for a total purchase price of $2.3 million and $1.6 million in 2001 and 2000, respectively. Additionally, in 2001 the Company acquired seven former Rally’s restaurants in Michigan for $2.0 million. These sites will be converted to five Wendy’s and two Tim Hortons restaurants.

Goodwill acquired totaled $764,000, $125,000 and $1.1 million for 2001, 2000 and 1999, respectively.

NOTE 9    DISPOSITIONS

The Company franchised 19, 14 and 24 existing Wendy’s restaurants during 2001, 2000 and 1999, respectively. These transactions resulted in pretax gains of approximately $5.0 million, $1.9 million and $8.2 million in 2001, 2000 and 1999, respectively. In addition, the Company sold properties which were previously leased to franchisees which resulted in pretax gains of $1.8 million, $4.5 million and $6.5 million in 2001, 2000 and 1999, respectively. These pretax gains are included in franchise revenues.

Notes receivable related to dispositions were $30.3 million at December 30, 2001 and $33.5 million at December 31, 2000.

NOTE 10    COMMITMENTS AND CONTINGENCIES

At December 30, 2001 and December 31, 2000, the Company’s reserves established for doubtful royalty receivables were $1.5 million and $1.4 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $7.6 million at December 30, 2001 and $6.9 million at December 31, 2000. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $92.4 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. In the United Kingdom, the Company is contingently liable for leases amounting to an additional $22.5 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases. The Company is also the guarantor on $21.1 million in letters of credit with various parties, however, management does not expect any material loss to result from these instruments because it does not feel performance will be required.

The Company is self-insured for most workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company’s self-insurance or other insurance programs. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company’s financial condition or earnings.

NOTE 11    RETIREMENT PLANS

The change in projected benefit obligation for each year consisted of the following:

(In thousands)	2001	2000

Balance at beginning of year	$64,363	$61,963
Service cost	3,512	686
Interest cost	4,671	4,109
Plan participants’ contributions		3,556
Plan amendments		(6,874)
Actuarial loss	399	5,715 (1)
Benefits and expenses paid	(5,996)	(4,792)

	$66,949	$64,363

(1) The projected benefit obligation at December 31, 2000 has been revised from the prior year’s disclosure to reflect the actual actuarial loss of $5.7 million.

The change in fair value of plan assets for each year consisted of the following:

(In thousands)	2001	2000

Balance at beginning of year	$66,728	$70,489
Actual return on plan assets	(2,583)	(2,525)
Company contributions	7,015
Plan participants’ contributions		3,556
Benefits and expenses paid	(5,996)	(4,792)

	$65,164	$66,728

Prepaid benefit cost at each year end consisted of the following:

(In thousands)	2001	2000

Funded status	$(1,785)	$2,365
Unrecognized actuarial loss	17,941	9,828
Unrecognized prior service cost	(4,828)	(5,919)

	$11,328	$6,274

In determining the present value of benefit obligations, a discount rate of 7.25% was used in 2001 and 7.50% in 2000. The expected long-term rate of return on assets used was 8.5% in 2001 and 2000. In 2001 and 2000, an age-graded scale was used in determining the rate of compensation increase. Plan assets as of December 30, 2001 and December 31, 2000 consisted of debt and equity instruments and cash equivalents. The Company recognized a reduction in net periodic pension cost of $3.5 million in 2000, due to plan redesign in 2000 relating to a reduction in benefits.

Net periodic pension cost (credit) for each year end consisted of the following:

(In thousands)	2001	2000	1999

Service cost	$3,512	$686	$3,260
Interest cost	4,671	4,109	4,021
Expected return on plan assets	(5,496)	(5,137)	(5,176)
Net amortization	(726)	(906)	1,090

	$1,961	$(1,248)	$3,195

The Company has a profit sharing and savings plan. This plan covers certain qualified employees as defined in the applicable plan document. Effective January 1, 2001, the profit sharing and savings plan includes employer participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions and the Company matches between 1% and 4% of employee contributions depending on the employee’s contribution percentage. The profit sharing portion of the plan is discretionary and noncontributory. All amounts contributed to the plan are deposited into a trust fund administered by an independent trustee. The Company’s matching 401(k) contributions totalled $6.7 million for 2001. The Company also provided profit sharing benefits under this plan in the amounts of $2.2 million and $2.1 million for 2000 and 1999, respectively.

The Company also provided for profit sharing and supplemental retirement benefits under other defined contribution plans in the amounts of $3.6 million, $3.3 million and $4.3 million for 2001, 2000 and 1999, respectively.

NOTE 12    ADVERTISING COSTS

The Wendy’s National Advertising Program, Inc. (WNAP) is a not-for-profit corporation which was established to collect and administer funds contributed by the Company and all domestic franchise owners. These contributions total 2% of net sales, as defined in the applicable agreement, and are used for advertising programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Since 1993, the domestic system has agreed to increase national advertising spending from 2% to 2.5% of net sales. For the years 2002 and 2003, a systemwide vote was taken to increase the national advertising rate to 3% of net sales. During 2001, 2000 and 1999, the Company contributed $35.5 million,

$33.1 million and $29.1 million, respectively, to WNAP. These contributions were recognized in company restaurant operating costs.

Under a plan approved by the WNAP Committee, WNAP periodically reimburses the Company for certain production costs incurred in new product testing for programs which may be used in national or local advertising. WNAP made reimbursements to the Company totaling $3.9 million, $3.6 million and $3.3 million for 2001, 2000 and 1999, respectively.

The advertising program utilized by Wendy’s of Canada is known as the Wendy’s Canadian Advertising Program, Inc. (WCAP). Wendy’s Canada franchisees and company operated units (excluding Quebec, where all advertising is done locally) are required to contribute approximately 2.75% of monthly gross sales, as defined in the applicable agreement, to WCAP.

The advertising program utilized by Tim Hortons Canada is known as the Tim Hortons Advertising and Promotion Fund (Canada) Inc. (Ad Fund), and the advertising program utilized by Tim Hortons U.S. is known as Tim’s National Advertising Program (TNAP). Hortons’ Canada franchisees and company operated units are required to contribute 4% of gross sales, as defined in the applicable agreement, to the Ad Fund and Tim Hortons’ U.S. franchisees and company operated units are required to contribute 4% of gross sales, as defined in the applicable agreement, to TNAP. In 2001, the contribution percentage for the Ad Fund was voluntarily and temporarily reduced to 3.75% pursuant to a decision made by the franchisees.

At December 30, 2001, and December 31, 2000, the Company’s total net payables to WNAP, WCAP, the Ad Fund and TNAP amounted to $4.6 million and $2.7 million, respectively. None of these entities are consolidated.

Total advertising expense of the Company, including amounts contributed to WNAP, WCAP, the Ad Fund, TNAP, local advertising costs and other marketing and advertising expenses, amounted to $68.4 million, $62.5 million and $57.1 million in 2001, 2000 and 1999, respectively.

NOTE 13    SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company’s methods of internal reporting and management structure. The Company’s reportable segments are Wendy’s and Tim Hortons. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

(In thousands)	Wendy’s		Tim Hortons	Total

2001
Revenues	$1,818,746		$572,451	$2,391,197
Income before income taxes	296,886		131,623	428,509
Capital expenditures	217,309		83,745	301,054
Total assets	1,446,616		545,091	1,991,707

2000
Revenues	$1,711,986		$524,960	$2,236,946
Income before income taxes	267,194	(1)	114,074	381,268
Capital expenditures	206,718		68,957	275,675
Total assets	1,383,414		496,935	1,880,349

1999
Revenues	$1,602,558		$464,500	$2,067,058
Income before income taxes	277,656		86,769	364,425
Capital expenditures	171,201		76,596	247,797
Total assets	1,381,190		430,317	1,811,507

(1)	Includes international charges of $18.4 million (see Note 2).

A reconciliation of reportable segment income before income taxes to consolidated income before income taxes follows:

(In thousands)	2001	2000	1999

Income before income taxes	$428,509	$381,268	$364,425
Corporate charges	(121,129)	(109,831)	(95,739)

Consolidated income before income taxes	$307,380	$271,437	$268,686

Corporate charges include certain overhead costs and interest income and expense.

A reconciliation of total reportable segment assets to consolidated total assets follows:

(In thousands)	2001	2000

Total assets	$1,991,707	$1,880,349
Corporate assets	84,336	77,367

Consolidated total assets	$2,076,043	$1,957,716

Significant non-cash items included in reportable segment income before income taxes follows:

(In thousands)	Wendy’s	Tim Hortons	Total

2001
Depreciation and amortization	$83,062	$24,219	$107,281
Gains from asset dispositions, net	6,807		6,807

2000
Depreciation and amortization	$78,803	$21,378	$100,181
Gains from asset dispositions, net	6,540		6,540

1999
Depreciation and amortization	$73,465	$18,643	$92,108
Gains (losses) from asset dispositions, net	16,352	(3,577)	12,775

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

(In thousands)	2001	2000	1999

Depreciation and amortization	$107,281	$100,181	$92,108
Corporate charges	15,957	13,310	10,861

Consolidated depreciation and amortization expense	$123,238	$113,491	$102,969

Revenue and long-lived-asset information by geographic area follows:

(In thousands)	United States	Canada	Other	Total

2001
Revenues	$1,723,480	$649,932	$17,785	$2,391,197
Long-lived assets	1,270,645	410,547		1,681,192

2000
Revenues	$1,616,315	$590,439	$30,192	$2,236,946
Long-lived assets	1,167,047	373,762		1,540,809

1999
Revenues	$1,519,901	$515,325	$31,832	$2,067,058
Long-lived assets	1,103,805	325,700	7,955	1,437,460

NOTE 14    RECENT ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued in June 1998. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement was adopted in fiscal year 2001. Currently, this statement does not materially impact the Company’s financial statements.

Statement of Financial Accounting Standards No. 141, “Business Combinations” (FAS 141) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142) were issued in June 2001. FAS 141 supersedes Accounting Principles Board Opinion (APB) No. 16, “Business Combinations” and requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001. It also provides specific criteria for recognition of intangible assets apart from goodwill and for reclassifying intangibles into or out of goodwill. FAS 142, which supersedes APB No. 17 “Intangible Assets,” is effective for fiscal years beginning after December 15, 2001, and provides the accounting guidelines for goodwill and other intangibles. FAS 142 prohibits the amortization of goodwill and other indefinite-lived intangibles, and requires annual testing for impairment (or in interim periods if events indicate possible impairment). The impairment testing is a two-step process, with the first step identifying potential impairment, and the second step measuring the impairment loss. All goodwill must be assigned to reporting units as part of the initial impairment testing.

The Company will adopt FAS 142 in the first quarter of 2002, and is currently determining the applicable reporting units and testing goodwill for impairment. The Company anticipates reclassifying approximately $2.6 million of net intangibles into goodwill in accordance with FAS 142. In 2001, the Company recorded approximately $3.0 million in amortization for the new classification of goodwill, which will cease in 2002. The Company has determined that no other intangibles have an indefinite life, and therefore will continue to amortize these remaining intangibles over their current lives. Such amortization was $1.4 million in 2001 and will continue in 2002. The Company anticipates completing the goodwill impairment testing in the first quarter of 2002, and does not expect to have any goodwill or other intangibles impairment as a result of adopting FAS 142.

The Company has previously accounted for certain business combinations under the pooling-of-interests method, which has been eliminated by FAS 141. Since June 30, 2001, all business combinations have been accounted for under the purchase method, which records all assets at their fair market value and recognizes goodwill for consideration given above this value.

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” was issued in June 2001. This statement addresses accounting and reporting standards for legal obligations associated with the retirement of tangible long-lived assets. The Company is in the process of evaluating the impact of this statement on its financial statements and will adopt the provisions of this statement in the first quarter of 2003.

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued in August 2001. This statement supersedes Financial Accounting Standard Number 121 – “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board Opinion Number 30 – “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. This statement addresses accounting and reporting standards for the impairment or disposal of long-lived assets and is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will adopt this statement in the first quarter of 2002 and does not believe that this statement will have a material impact on its quarterly or annual financial statements.

NOTE 15    RELATED PARTY TRANSACTIONS

In 2001, the Company paid $5.7 million to Mr. Ronald V. Joyce, a former director of the Company (see Note 7), for the termination of an employment agreement with a subsidiary of the Company, the continued use of Mr. Joyce’s name and likeness following his retirement from the Company in 2001, his availability as a consultant regarding employee and franchisee relationships and related operations, and appearances at meetings and special events. The name and likeness portion of these assets is $4.0 million and is being amortized over a period of 12 years. The remaining $1.7 million relates to the consulting portion and is being amortized over a period of five years. The total unamortized balance of these assets was $5.6 million at December 30, 2001.

In 2000, the Company entered into an Assignment of Rights Agreement with the Company’s Founder, R. David Thomas, and his wife (the “Assignment”). The Company has used Mr. Thomas, who was Senior Chairman of the Board until his death on January 8, 2002, as a spokesperson and focal point for its products and services for many years, and with the efforts and attributes of Mr. Thomas has, through its extensive investment in the advertising and promotional use of Mr. Thomas’ name, likeness, image, voice, caricature, endorsement rights and photographs (the “Thomas Persona”), made the Thomas Persona well known in the U.S. and throughout North America and a valuable asset for both the Company and Mr. Thomas. Under the terms of the Assignment, the Company acquired the entire right, title, interest and ownership in and to the Thomas Persona, including the sole and exclusive right to commercially use the Thomas Persona. The Company is amortizing the Thomas Persona over a period of 15 years. The unamortized balance at December 30, 2001 was $4.5 million.

NOTE 16    SUBSEQUENT EVENT (UNAUDITED)

On February 11, 2002, the Company announced it had made a $10 million 45% minority investment in Cafe Express, a fast-casual restaurant pioneer. Cafe Express currently operates 13 restaurants in Houston, Dallas and Phoenix. The Company is a guarantor on a revolving credit facility for Cafe Express up to $3.0 million.

NOTE 17    QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter	First		Second		Third		Fourth
(In thousands, except per share data)	2001	2000	2001	2000	2001	2000	2001	2000(1)

Revenues	$555,538	$518,572	$609,610	$568,477	$610,392	$577,596	$615,657	$572,301
Gross profit(2)	147,598	140,968	175,325	164,643	172,706	163,318	168,405	157,942
Net income	38,699	35,925	56,014	50,678	52,356	48,617	46,580	34,428
Basic earnings per common share	.34	.31	.49	.45	.46	.43	.44	.30
Diluted earnings per common share	.33	.30	.47	.43	.44	.41	.42	.29

(1)	Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2).
(2)	Total revenues less cost of sales, company restaurant operating costs and operating costs.

Wendy’s International, Inc. and Subsidiaries

Management’s Statement of Responsibility for
Financial Statements

To Our Shareholders

Management is responsible for the preparation of the consolidated financial statements and other related financial information included in the Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, incorporating management’s reasonable estimates and judgments, where applicable.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed as authorized and that transactions are recorded and reported properly. The control system is supported by written policies and procedures, appropriate divisions of responsibility and authority and utilization of an internal audit function. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or the overriding of controls. Further, changes in circumstances may have an impact on the effectiveness of controls over time.

Management considers the recommendations of its internal auditors and PricewaterhouseCoopers LLP concerning the Company’s system of internal controls and takes actions it believes are cost-effective in the circumstances to respond appropriately to those recommendations. Management also reviews and, where appropriate, revises internal controls and procedures to reflect changing circumstances. Management believes that, as of December 30, 2001, the Company’s system of internal control was adequate to accomplish the objectives discussed above.

The Company engages PricewaterhouseCoopers LLP as independent public accountants to perform an independent audit of the financial statements. Their report, which appears herein, is based on obtaining an understanding of the Company’s accounting systems and procedures and testing them as they deem necessary.

The Board of Directors has an Audit Committee composed entirely of outside directors. The Audit Committee meets periodically with representatives of internal audit and PricewaterhouseCoopers LLP, and both have unrestricted access to the Audit Committee.

Kerrii B. Anderson
Executive Vice President and Chief Financial Officer

Report of Independent Accountants

To The Board of Directors and Shareholders of
Wendy’s International, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows present fairly, in all material respects, the financial position of Wendy’s International, Inc. and Subsidiaries at December 30, 2001 and December 31, 2000, and the results of their operations and their cash flows for the periods ended December 30, 2001, December 31, 2000 and January 2, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
February 8, 2002
Columbus, Ohio

Wendy’s International, Inc. and Subsidiaries

Officers and Directors

Executive Officers

John T. Schuessler
Chairman of the Board, Chief Executive Officer and President, Director
Kerrii B. Anderson
Executive Vice President and Chief Financial Officer, Director
Thomas J. Mueller
President and Chief Operating Officer, North America
Donald F. Calhoon
Executive Vice President
Kathie T. Chesnut
Executive Vice President
George Condos
Executive Vice President
Leon M. McCorkle, Jr.
Executive Vice President, General Counsel and Secretary
Kathleen A. McGinnis
Executive Vice President
Ronald E. Musick
Executive Vice President, Director
John F. Brownley
Senior Vice President and Treasurer
Jonathan F. Catherwood
Senior Vice President
John M. Deane
Senior Vice President
Brion G. Grube
Senior Vice President
Lawrence A. Laudick
Senior Vice President, General Controller and Assistant Secretary

Director who is also an Officer of Tim Hortons

Paul D. House
President and Chief Operating Officer,
Tim Hortons, Director

Outside Directors

The Honorable Ernest S. Hayeck
National Judicial College Faculty,
Retired Judge, Trial Court of Massachusetts

Janet Hill
Vice President, Alexander & Associates, Inc.

Thomas F. Keller
R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University
Retired Dean, Fuqua School of Business and
Retired Dean, Fuqua School of Business Europe

William E. Kirwan
President, The Ohio State University

True H. Knowles
Retired President/Chief Operating Officer,
Dr Pepper Company and Retired Executive Vice President, Dr Pepper/Seven-Up Companies, Inc.

David P. Lauer
Retired President and Chief Operating Officer,  Bank One, Columbus, NA

Andrew G. McCaughey
Former Chairman/Chief Executive Officer,  Scott’s Hospitality Inc.

James F. Millar
President and Chief Operating Officer,
Pharmaceutical Distribution and Medical Products  Cardinal Health, Inc.

James V. Pickett
Chairman, The Pickett Realty Advisors Inc.,  Principal, Stonehenge Financial Holdings, Inc.

Thekla R. Shackelford
Owner/President, School Selection Consulting

Wendy’s International, Inc. and Subsidiaries

Market for Common Stock and Related Stockholder Matters

Wendy’s International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy’s shares are traded on the Pacific Stock Exchange.

Market Price of Common Stock

2001	High	Low	Close
First Quarter	$26.4375	$20.00	$22.32
Second Quarter	26.77	22.26	25.54
Third Quarter	29.38	24.54	26.65
Fourth Quarter	30.50	25.90	29.17

2000	High	Low	Close
First Quarter	$21.825	$14.00	$20.1875
Second Quarter	23.3125	17.5625	17.8125
Third Quarter	20.6875	16.75	20.0625
Fourth Quarter	27.125	18.625	26.25

At February 25, 2002, the Company had approximately 80,000 shareholders of record.

Dividends Declared Per Share

Quarter	2001	2000
First	$.06	$.06
Second	.06	.06
Third	.06	.06
Fourth	.06	.06

Selected Financial Data

	2001	2000(1)	1999	1998(2)	1997(3)
Operations (In millions)
Retail sales	$1,925	1,808	1,666	1,580	1,646
Revenues	$2,391	2,237	2,067	1,942	2,031
Income before income taxes	$307	271	269	208	219
Net income	$194	170	167	123	130

Financial Position (In millions)
Total assets	$2,076	1,958	1,884	1,838	1,942
Property and equipment, net	$1,640	1,497	1,389	1,281	1,266
Long-term obligations	$451	248	249	246	250
Company-obligated mandatorily redeemable preferred securities	$200	200	200	200	200
Shareholders’ equity	$1,030	1,126	1,065	1,068	1,184

Other Data (In millions)
Systemwide sales — Wendy’s	$6,837	6,412	5,994	5,528	5,202
Systemwide sales — Hortons	$1,462	1,287	1,080	895	772
Capital expenditures	$301	276	248	242	295

Per Share Data
Net income — basic	$1.72	1.48	1.37	.96	.99
Net income — diluted	$1.65	1.44	1.32	.95	.97
Dividends	$.24	.24	.24	.24	.24
Market price at year end	$29.17	26.25	20.81	21.81	22.88

(1)	Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2 to the Consolidated Financial Statements).
(2)	Includes international charges of $33.9 million ($25.2 million after tax).
(3)	Includes special charges of $72.7 million ($50.0 million after tax).

WENDY’S INTERNATIONAL, INC.

Safe Harbor Under The Private Securities Litigation Reform Act Of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in the 2001 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition.    The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions.    The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations.    The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation.    The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans.    The Company plans to increase the number of systemwide Wendy’s and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations.    The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants.    The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment.    The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants.    The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 2001 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders, or to update them to reflect events or circumstances occurring after the date these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

Map to Wendy’s International, Inc.
Annual Meeting of Shareholders
Columbus, Ohio

Wednesday, May 1, 2002
Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.
Aladdin Temple Shrine • 3850 Stelzer Road • Columbus, OH 43219
(614) 475-6042
For further information, call 1-800-443-7266 and ask for extension 3251.

Directions:
From I-270 on the Northeast side of Columbus
Exit at the Easton Exit #33, turning west onto Easton Way. Turn right onto Stelzer Road (the first traffic light).
The Aladdin Temple is located on the right approximately  1/4 mile.

[COMPANY LOGO]

Dear Wendy’s Shareholder:

You are invited to join our Directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, beginning at 10 a.m., local time.

We will approve an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range; elect Directors; approve the Senior Executive Annual Performance Plan; approve an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one; and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy’s and Tim Hortons restaurants. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s Directors.

As an alternative, we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have your control number available when you vote by internet or telephone.

Sincerely,

Jack Schuessler

John T. Schuessler
Chairman of the Board,
Chief Executive Officer and President

"  òò  Please Detach and Mail in the Envelope Provided  òò  "

x	Please mark your votes as this example.

	FOR	WITHHELD				FOR	AGAINST	ABSTAIN
2. Election of Directors	☐	☐	Nominees:	Thekla R. Shackelford John T. Schuessler Kerrii B. Anderson William E. Kirwan	1. Approval of an amendment to Section 2.02 of the Company’s Regulations to permit the Directors to set the number of Directors, and the number of Directors in each class, within a specified range.	☐	☐	☐

				Ronald E.Musick (if proposal no. 1 is not approved)	3. Approval of the Senior Executive Annual Performance Plan.	☐	☐	☐

FOR, except vote withheld from the following nominee(s): The Board of Directors recommends a vote FOR the nominees and FOR proposals 1, 3 and 4.					4. Approval of an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.	☐	☐	☐

5. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

I plan to attend the meeting	☐	I do not plan to attend the meeting	☐	Change of address/comments on reverse side	☐

SIGNATURE(S)	DATE
NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

ANNUAL MEETING OF SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Wednesday, May 1, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS	è

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting May 1, 2002

The undersigned hereby constitutes and appoints John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR approval of the amendment to Section 2.02 of the Company’s Regulations described herein, FOR the election of Directors, FOR approval of the Senior Executive Annual Performance Plan, and FOR approval of the amendment to Section 2.10 of the Company’s Regulations described herein.

COMMENTS: (Change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side of the card)

SEE REVERSE SIDE